UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

Clean Vision Corporation
(Exact name of registrant as specified in its charter)

Nevada	85-1449444
(State of other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

2711 N. Sepulveda Blvd #1051, Manhattan Beach, California 90266-2725

 (Address of Principal Executive Offices ) ( Zip Code )

424-835-1845

(Registrant’s telephone number, including area code)

Securities to be Registered Under Section 12(b) of the Act:

None

Securities to be Registered Under Section 12(g) of the Act:

Common Stock, Par Value $0.001

(Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)	☐	Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to section 13(a) of the Exchange Act.  ☐

CLEAN VISION CORPORATION

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Cautionary Note Regarding Forward-Looking Statements

This registration statement on Form 10 contains “forward-looking statements” concerning our future results, future performance, intentions, objectives, plans, and expectations, including, without limitation, statements regarding the plans and objectives of management for future operations, any statements concerning our proposed services, any statements regarding future economic conditions or performance, and any statements of assumptions underlying any of the foregoing. All forward-looking statements included in this document are made as of the date hereof and are based on information available to us as of such date. We assume no obligation to update any forward-looking statements. In some cases, forward-looking statements can be identified by the use of terminology such as “may,” “will,” “expects,” “plans,” “anticipates,” “intends,” “believes,” “estimates,” “potential,” or “continue,” or the negative thereof or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements contained herein are reasonable, there can be no assurance that such expectations or any of the forward-looking statements will prove to be correct, and actual results could differ materially from those projected or assumed in the forward-looking statements. Future financial condition and results of operations, as well as any forward-looking statements are subject to inherent risks and uncertainties, including those discussed under “Risk Factors” and elsewhere in this Form 10.

Introductory Comment

We are filing this General Form for Registration of Securities on Form 10 to register our common stock pursuant to Section 12(g) of the Exchange Act. Once this registration statement is deemed effective, we will be subject to the requirements of Section 13(a) under the Exchange Act, which will require us to file annual reports on Form 10-K (or any successor form), quarterly reports on Form 10-Q (or any successor form), and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act.

Throughout this Form 10, unless the context otherwise requires, the terms “CVC”, “Clean Vision”, “we,” “us,” “our,” the “Company” and “our company” refer to Clean Vision Corporation, a Nevada corporation.

Item 1. Business

Overview:

Clean Vision Corporation was established in 2017 as a company focused on the acquisition of disruptive technologies that will impact the digital economy. CVC was formerly known as Byzen Digital Inc. and on March 12, 2021 the Company’s corporate name was changed to Clean Vision Corporation. CVC has worked with and nurtured companies across a broad spectrum of technologies. CVC’s scope of interest is to include companies operating within the clean energy and sustainable market sector. Acquisitions of strategic interest for the Company include renewable energy, including wind, solar and sustainable fuels, sustainable packaging, water purification, AI technologies, and blockchain-based data collection, management, and delivery.

Clean Seas, Inc.:

Clean-Seas, Inc. is CVC’s first investment within its newly expanded scope. The acquisition of 100% of Clean Seas is CVC’s first entry into the clean energy space. Clean Seas has made significant progress in identifying and developing a new business model around the clean energy and waste to energy sectors.

Clean Seas, a Solutions Provider:

Clean Seas, Inc. was established to solve the problem of cost-effectively upcycling the vast amount of waste plastic generated on-land before it flows into the world’s oceans. As a “solutions provider,” Clean Seas has identified best in class technologies that are uniquely suited to upcycle plastic waste into valuable commodities and provide these technologies to its customers. The Clean Seas team of business development professionals and engineers will use its experience in the sustainable energy space to deliver high-quality upcycling technologies to its customers and strategic partners. Depending on customer requirements, recycling facilities will be designed to convert waste plastic into clean-burning hydrogen, synthetic liquid fuels and/or generate electricity from synthesis gas (syngas). The solutions provided will utilize technologies uniquely designed to the specific waste feedstock available and the customer’s requirements.

System design includes upcycling of all types of mixed plastics with a minimal sorting and cleaning requirement. Each solution will be designed to a customer’s situation. Each engagement will begin with a thorough analysis of a customers’ needs and individual situation.

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Technology Overview:

Plastics Explored:

Plastic is a generic term for a wide range of polymers produced using highly refined fractionation of crude oil, or chemicals derived from crude oil, known as monomers. Polymers are formed by the chemical combination of these monomers, which results in chain lengths of tens or hundreds of thousands of carbon atoms.

The process of conversion of plastics into hydrogen and other sustainable products comprises two steps. First, the long polymer chains need to be broken down to produce compounds with shorter chains of hydrocarbons. Second, impurities such as chlorine and sulfur need to be removed to reduce toxicity of emissions. Both steps are performed with minimal presence of oxygen to avoid combustion.

Recycled plastic waste has the highest calorific value of any waste stream. This energy-rich waste material is an obvious target for upcycling to recapture the benefit of its stored chemical energy.

Pyrolysis: The Solution for Waste Reduction, Hydrogen Production, and Cleaner Fuels

Pyrolysis is a thermochemical treatment, which can be applied to any organic (carbon-based) product. In this treatment, the material is exposed to temperatures in the 300 C – 800 C range and then, in the absence of oxygen, goes through chemical and physical decomposition into smaller molecules.

Plastic pyrolysis is a chemical reaction involving the molecular breakdown of large group molecules into smaller group molecules in the presence of heat. Pyrolysis is also known as thermal cracking, cracking, thermolysis, depolymerization, etc.

Pyrolysis is a mature and proven technology that has existed since World War II. Indigenous tribes in Central and South America used pyrolysis as early as five hundred years ago to convert agricultural residue into carbon-based fertilizer by burning it underground with limited oxygen. Still, there have been relatively few large-scale implementations of this technology to date, primarily stemming from the availability of less expensive alternatives and lax environmental regulations in waste management. Recently, with the attention being given to plastic usage and its negative impact on climate change, there has been a significant increase in demand for pyrolysis to remediate plastic waste safely and reliably.

Pyrolysis Process:

The pyrolysis mechanism can be broken down into two steps: primary and secondary pyrolysis.

During the primary pyrolysis step, depolymerization and cross-linking reactions occur.

The plastic is pyrolyzed at 370ºC – 420ºC, and the pyrolysis gasses are condensed, and liquid separated using fractional distillation to produce the liquid fuel products. Plastic waste is continuously treated in a cylindrical chamber, and the pyrolytic gasses are condensed in a purpose-built condenser system to yield a hydrocarbon distillate comprising straight and branched-chain aliphatics, cyclic aliphatics, and aromatic hydrocarbons. The resulting mixture is essentially equivalent to petroleum distillate.

The essential steps in the pyrolysis of plastic waste involve:

1.	Evenly heating the plastic to a narrow temperature range without excessive temperature variations.
2.	Purging oxygen from the pyrolysis chamber.
3.	Managing the carbonaceous bio-char by-product before it acts as a thermal insulator and lowers the heat transfer to the plastic.
4.	Careful condensation and fractionation of the pyrolysis vapors to produce distillate of good quality and consistency.

Pyrolysis Process Methods:

Pyrolysis can produce hydrogen and other syngases (primarily carbon monoxide, methane, nitrogen, carbon dioxide, ethane and ethene) along with liquid and solid char, of which the relative proportions depend upon the method of pyrolysis and the operating conditions of the pyrolysis reactor. This is a function of the rate of heating, the operating temperature, and the residence time within the pyrolysis reactor.

As the residence time is reduced and the heating rate is increased, the proportion of liquids produced increases as there is sufficient heat in the system to boil off any compounds formed by the breaking of polymer chains.

Short residence times and higher temperatures (> 800 C) lead to conditions where pyrolysis turns into gasification and produces larger quantities of hydrogen and other marketable syngasses and less solid and liquid byproducts.

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The Hydrogen Economy:

Hydrogen is the most abundant element in the universe, yet it does not naturally exist in pure form on earth in large quantities. Humans are therefore just beginning to take advantage of the many uses of hydrogen in daily life by leveraging technologies such as pyrolysis and gasification (steam-methane reforming from fossil fuels is the more popular source of commercially available hydrogen in the world today). With recent advances in sustainable technologies, people today can have better access to carbon-neutral sources of hydrogen to meet their energy needs.

Hydrogen is extremely versatile and will play a key role in the transformation of the global economy’s decarbonization since it does not produce carbon dioxide or other greenhouse gasses (GHG) when it is burnt. There is massive potential for end use applications such as transportation, replacement for fossil fuels used in industrial processes, energy generation and residential heating/cooling.

Hydrogen Production:

For plastics to continue to be accepted in the marketplace, it is essential that appropriate technologies are developed and deployed that can effectively manage the waste plastic at the end of its useful life. These technologies should maintain as much value in the material as possible, in line with the principles of the circular carbon economy. Pyrolysis provides a solution that fits within these principles and can alleviate global environmental concerns regarding plastic usage and waste disposal.

Overview of the Hydrogen Market:

The global green hydrogen market size is valued at approx. 750 million dollars in 2019. It is expected to have a 14.2% growth rate from 2020 to 2027, according to an analysis conducted by Grand View Research1.

The movement towards the reduction in greenhouse gas emissions has been an established mandate over the past decade. Hydrogen will be a key part of this transition, as a source of clean and economical energy. Increasing government regulation regarding emissions will create a financial incentive for firms to seek more alternatives to fossil fuel usage. Hydrogen will be a major part of all levels of this decarbonization of the economy by providing an alternative to natural gas. This includes enabling of distributed power generation, passenger and cargo transportation as well as forklifts and heavy machinery.

Storage of energy from intermittent renewable energy sources (solar and wind power) is one of the most immediate issues that need to be resolved before decarbonization of energy production can be fully realized. Hydrogen is an economical and practical way to provide large scale energy storage capacity for intermittent energy sources that are being deployed on a global scale today.

Currently, industrial applications constitute the main usage of hydrogen. Much of this hydrogen is derived from natural gas as the feedstock, so there is significant potential for reducing greenhouse gas emissions by producing “clean” hydrogen from carbon neutral renewable energy sources.

Hydrogen also has a significant application for commercial, multifamily, and single-family residential heating. In the near-term future, hydrogen can be blended into existing natural gas networks, taking advantage of existing infrastructure. The long-term outlook for hydrogen usage in heating applications is especially promising, with the potential for hydrogen boilers or fuel cells being built into commercial and multifamily units.

Within the next decade, roughly 80 million zero-emission vehicles will be deployed. Hydrogen-powered vehicles will be a significant percentage of these vehicles. As the number of hydrogen-powered vehicles increases, the market for consumer hydrogen will likewise increase. Domestically, most infrastructure for consumer hydrogen is within California, with over 40 hydrogen fueling stations. The foreign market has examples of more advanced development of infrastructure for hydrogen vehicles. Japan has been one of the largest public investors in hydrogen technology and has a publicly stated goal of placing over 800,000 hydrogen-powered vehicles on the road within the next decade.

Other Fuels from Pyrolysis

Liquid oils from pyrolysis of different plastic waste types contain large numbers of carbon chains with different percentages that can be used as an energy source. Pyrolysis liquid oil utilization as transport fuel may be blended with conventional diesel to improve its quality, as the pyrolysis oils contain a high percentage of aromatic hydrocarbons (like benzene).

1https://www.grandviewresearch.com/industry-analysis/green-hydrogen-market

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The use of pyrolysis liquid oil as a substitute transport fuel has been used successfully and in blending with conventional diesel at different ratios produces a highly efficient fuel for either road grade or marine grade diesel. The use of pyrolysis liquid oil in a diesel engine (gen-set) is also an efficient way to generate electricity. In addition, the produced liquid oil shows the presence of aromatic compounds such as styrene, ethylbenzene, and toluene, along with other styrene monomers. The recovery of these aromatic compounds from produced liquid oils can be a source of precursor chemicals in industries for the polymerization of new plastic monomers. These compounds create the circular carbon economy of recycling waste plastic into new forms of hydrocarbons to power engines, generate electricity, or new types of plastic products.

Char or carbon black is also a highly reusable by-product of the pyrolysis process that has numerous existing applications. Secondary treatment for activation of char increases its surface area, enhancing its ability to be used as an absorbent filtration material for heavy metals, odor, and toxic gasses removal from wastewater and exhaust emissions. The activated char is widely used for the absorption of dyes and other contaminants in wastewater. Char has also been used as a fertilizer to increase crop yields. Carbon black can also be used to make graphene and carbon fiber using advanced nanotechnologies. This process can reduce the need for mining natural graphite and the related environmental pollution.

Electricity Production:

Pyrolysis oils are found to have ranges of dynamic viscosity of 1.77-1.9O mPa and kinematic viscosity of 1.92-2.09 c and HHV of 41.4-41.8MJ/kg, like conventional diesel, thus have the potential for use as an alternative energy source for electric generation.

The other main product of pyrolysis is a volatile fraction composed of gasses depending on the elasticity of the feedstock. The above is also true for the pyrolysis gasses “syngas” when produced, can subsequently be used for electricity generation.

Clean-Seas will use the recycled pyrolysis diesel oil and hydrogen for on-site green power generation. This will come in the form of multiple large generators with direct feeds from the pyrolysis plants to efficiently produce electricity and eliminate the need for transportation of hazardous materials and storage costs.

The quality of the recycling by-products generated depends greatly on the quality of the feedstock being utilized by the system. The higher the quality, the higher the yield of reusable by-products. Access to feedstock will be a key matrix by which the facility will achieve profitability.

With the world’s supply of waste plastic growing daily, it is a given that there will be an abundant supply of plastic waste feedstock from which Clean-Seas will generate the desired reusable fuels and electricity to meet any customer’s requirement.

Business Model:

As the owner/operator of the recycling facility, Clean Seas generates revenue from operations in several ways:

Gate Fees or Tipping Fees – these fees are paid to the company to accept the waste plastic from a government, municipality, or corporate entity that must dispose of its waste. Fees are paid to the company to accept this feedstock and are paid on a per ton basis. Gate fees vary in range from $20 USD to as high as $150 USD depending on the jurisdiction, land availability, and daily volumes of waste.

Power Purchase Agreement (PPA) – a PPA is a contract with a utility company or off-taker which defines the price of electricity paid to the company on a per kWh or MWh basis. A typical PPA has a term of 20 years with escalations over time. A recycling facility with a consistent source of feedstock will generate power 24/7 with approximately 90% capacity factor, resulting in a much more consistent source of energy than a solar or wind farm, which typically will have capacity factors ranging from 20 to 35% annually without large scale electric storage.

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Sale of Hydrogen and other fuels – A plastic recycling facility converts waste plastic into hydrogen and other clean-burning fuels. This hydrogen and other fuels can be sold to off-takers as an alternative cleaner fuel for marine use, electrical generators, or refined into a clean-burning road grade fuel. Depending on the installation, this fuels output product can be sold to a local fuel distributor or used in the gen-sets for the generation of electricity as above.

Commodity Sales – an additional output product of the technologies is “char” or “carbon black,” which is used for the manufacturing of tires, bonding agents, roadway surfaces, and more. Agreements will be established with consumers of carbon black, which will serve as an additional revenue stream to the company.

Environmental Credits – recycling of waste plastic mitigates the need for fossil fuels for energy generation and the production of clean-burning diesel. These off-sets will be aggregated and sold to users of fossil fuels in the form of carbon credits or renewable energy credits depending on the location of the facilities and local market conditions. The company expects that these environmental commodities will be in great demand on the carbon market and serve as an additional high-value revenue stream. These can be used as off-set as more governments impose “Carbon-tax” on the end users of fossil fuels. In addition, the company expects that in the coming years, there will be new exchanges coming online specifically focused on plastic waste, and credits will be sought after, allowing producers of plastic waste to off-set their plastic footprint, much like what has happened in the carbon markets.

Equipment sales – in some cases, Clean Seas will sell, through its distribution agreements with technology providers, the recycling equipment needed to start up a fully functional recycling facility. This sale will provide a revenue stream to the company as well as recurring revenue through a royalty model and ongoing service and maintenance contracts.

Consulting – using the company’s technical and waste handling expertise, the Clean Seas team may, in some cases, provide consulting services for a fee to customers seeking to engage the company for an analysis of the viability of a recycling facility.

Market Size and Opportunity:

The world produces more than 381 million tons of plastic waste annually and is expected to double by 2034.2 It is estimated that greater than 1 million plastic bottles are sold every minute worldwide. It is estimated that by 2050, there will be more plastic in the ocean by weight than fish. Fifty percent of the world’s plastic since 1950 has been manufactured since the year 2000, yet only 9% of that plastic has been recycled to date.

According to a McKinsey and Company analysis, the waste plastics recycling industry is poised to become a $55 billion dollar industry by 2030.3 Pyrolysis/gasification is an invaluable technology to treat mixed polymer streams, which mechanical recycling technologies currently cannot handle. Pyrolysis/gasification is also an important alternative solution to handling polymers that have exhausted their potential for further mechanical recycling.

Several pyrolysis/gasification players are coming forward, offering a range of facilities from large-scale plants with capacities of 30,000 to 100,000 metric tons a year to many smaller-scale modular units with capacity up to 3,000 metric tons a year.

The emerging markets of the world are especially critical to the plastic pollution problem, where waste handling and collection are not supported with the same infrastructure as in developed nations. This market condition presents a unique opportunity for the company. Clean-Seas is poised to use its experience in the renewable energy sector in emerging economies and leverage that experience to provide upcycling solutions and energy generation.

2https://www.condorferries.co.uk/plastic-in-the-ocean-statistics

3https://www.mckinsey.com/industries/chemicals/our-insights/how-plastics-waste-recycling-could-transform-the-chemical-industry

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Competitive landscape:

As a solutions provider, Clean Seas is well positioned to source best in class pyrolysis/gasification technologies to meet the demands of any specific installation requirement. There are many pyrolysis/gasification technology providers with whom the company expects to seek a strategic partnership as we move forward. This flexibility allows the company to enlist new and emerging technologies as they come to market without the capital requirement of designing and developing proprietary technology.

In the near term, the company has developed relationships with several companies that will provide systems for initial installations. It is the belief of the company that direct access to decision-makers in governments and municipalities will be the key differentiator and driver of the Clean Seas business model and securing trusted partnerships through these strategic business relationships will off-set potential competition in the marketplace.

Market Traction:

Clean Seas has established an operating company in Massachusetts, Clean Seas MA, to serve opportunities located on the East Coast. The company is focusing its efforts to establish recycling facilities in states and municipalities that are environmentally conscious, aware of the plastic pollution problem and have a desire for a positive impact on reducing their carbon footprint.

100BIO™

Effective October 1, 2020, CVC acquired a 51% controlling interest in the sustainable packaging company, 100BIO, LLC (“100BIO”). In connection with the acquisition, the Company issued to 100BIO 2,000,000 shares of its Series A redeemable preferred stock (the “Series A Preferred Shares”). Subsequent to the acquisition, the Company concluded that 100BIO did not fit with the Company’s business plan after taking into account the prospects of 100BIO against the requirement to fund the redemption of the Series A Preferred Shares. Pursuant to a Restructuring and Settlement Agreement dated as of November 15, 2021, the Company exchanged its 51% interest in 100BIO, LLC for a 3.5% interest in 100BIO, LLC. As part of the restructuring, the Series A Preferred Shares were extinguished.

Government Regulation

 The Company, through its subsidiary, Clean-Seas, Inc. will be subject to various federal statutes including the Toxic Substances Control Act administered by the US Environmental Protection Agency and the Clean Water Act and related regulations as well as state laws and regulations depending on where the Company locates its facilities. products, specifically ASTM D6400 and ASTM D6868.

Employees

 The Company has five employees, two of whom are part-time.

Item 1A. Risk Factors

Risks Relating to the Company and Its Business

We have future capital needs and without adequate capital we will not be able to develop our business plan.

We are a development stage company. Our growth and continued operations could be impaired by limitations on our access to capital markets. Furthermore, the limited capital we have raised, and the capital we hope will be available to us from our principals, if any, may not be adequate for our long-term growth. If financing is available, it may involve issuing securities senior to our common stock which would be dilutive to holders of our common stock. In addition, in the event we do not raise additional capital from conventional sources, such as our existing investors or commercial banks, there is every likelihood that our growth will be restricted, and we may be forced to scale back or curtail implementing our business plan in which event investors in the Company may lose part or all of their investment.

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Our future success depends on broad market acceptance of our products and services, which may not happen.

Our entire business is based on the assumption that the demand for our products and services will develop and grow. We cannot assure you that this assumption is or will be correct. The market for fuel converted from plastic is new and accordingly quite small. As is typical of a new and rapidly evolving industry, the demand for, and market acceptance of, “green-based” products and services is highly uncertain. In order to be successful, we must be able to keep our understandings in place with the suppliers of our products and educate consumers that our products perform as well as the products they currently use. We can provide no assurances that these efforts will be successful. Similarly, we cannot assure you that the demand for our products and services will become widespread. If the market for our products fails to develop or develops more slowly than we anticipate, our business could be adversely affected.

As public awareness of the benefits of fuel converted from plastic grows, we expect competition to increase, which could make it more difficult for us to grow and achieve profitability.

We expect competition to increase as awareness of the environmental advantages of converting plastic into fuel increases. A rapid increase in competition could negatively affect our ability to develop a profitable client base. Many of our competitors and potential competitors may have substantially greater financial resources, customer support, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships than we do. We cannot be sure that we will have the resources or expertise to compete successfully. Compared to us, our competitors may be able to:

●	develop and expand their products and services more quickly;
●	adapt faster to new or emerging technologies and changing customer needs and preferences;
●	take advantage of acquisitions and other opportunities more readily;
●	negotiate more favorable agreements with vendors and customers; and
●	devote greater resources to marketing and selling their products or services.

Some of our competitors may also be able to increase their market share by providing customers with additional benefits or by reducing their prices. We cannot be sure that we will be able to match price reductions by our competitors. In addition, our competitors may form strategic relationships to better compete with us. These relationships may take the form of strategic investments, joint-marketing agreements, licenses or other contractual arrangements that could increase our competitors’ ability to serve customers. If our competitors are successful in entering our market, our ability to grow or even sustain our current business could be adversely impacted.

We face risks associated with obtaining raw materials.

With regard to our Clean-Seas subsidiary, even though there seems to be an inexhaustible supply of used plastic in our society, our success will depend upon our ability to collect or pay someone else to collect plastic for commercially reasonable costs. In the event there becomes increased competition for these plastic resources, it could have an effect on our profitability that we do not foresee at this time.

We face risks associated with a reduction in demand for carbon-based fuels.

Our world is committing vast amounts of resources toward research and development for the purpose of replacing carbon based fuels with other sources of energy such as sunlight, ocean wave power, wind power and various forms of electrical power, to name a few. Our primary business focus is based upon a strategy for replacing the traditional source for carbon-based fuels, namely crude oil. If there is a major breakthrough in technology that reduces the need for carbon-based fuels, the prospect for the success of our company could suffer.

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We will not be able to negotiate exclusive rights to the technology we will need to acquire.

Our intent is to use existing technologies in plastics de-polymerization and to implement equipment that is readily available in the industrial marketplace. We will not have exclusive rights to this technology. Accordingly, others may license or otherwise obtain the use of the same technology and enter into competition with us in our same locality. If this should be the case, it may be difficult or impossible to obtain a competitive advantage over others that desire to enter this industry.

The Company Has Limited Operating History

The Company has a limited operating history and there can be no assurance that the Company’s proposed plan of business can be realized in the manner contemplated and, if it cannot be, shareholders may lose all or a substantial part of their investment. There is no guarantee that it will ever realize any significant operating revenues or that its operations will ever be profitable.

The Company Is Dependent Upon Its Top Management

The Company’s success is heavily dependent upon the continued active participation of Dan Bates, the Company’s current Chief Executive Officer, as well as other key personnel and consultants which the Company plans to hire. Loss of the services of our top management could have a material adverse effect upon the Company’s business, financial condition or results of operations. Further, the Company’s success and achievement of the Company’s growth plans depend on the Company’s ability to recruit, hire, train and retain other highly qualified scientific, technical, and managerial personnel. Competition for qualified employees and consultants among companies in the applicable industries is intense, and the loss of any of such persons, or an inability to attract, retain and motivate any additional highly skilled employees and consultants required for the initiation and expansion of the Company’s activities, could have a materially adverse effect on it. The inability to attract and retain the necessary personnel, consultants and advisors could have a material adverse effect on the Company’s business, financial condition or results of operations.

Although Dependent Upon the Company’s Chief Executive Officer, the Company Does Not Have Any Key Man Life Insurance Policies On Any Such Individual At The Time Of This Offering.

The Company is dependent upon its Chief Executive Officer in order to conduct its operations and execute its business plan. However, the Company has not purchased any insurance policies with respect to him in the event of his death or disability. Therefore, should the Company’s Chief Executive Officer die or become disabled, the Company will not receive any compensation that would assist with such a person’s absence. The loss of such a person could negatively affect the Company and its operations.

Our Chief Executive Officer currently has effective control over actions requiring shareholder approval.

Dan Bates, our Chief Executive Officer is the owner of 2,000,000 shares of our Class C Convertible Preferred Stock with each share entitled to 100 votes on all matters submitted to a vote of our shareholders. As a result, Mr. Bates currently has the ability to control the outcome of matters submitted to our shareholders for approval, including election of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, he would have the ability to control management and affairs of our company. Accordingly, this concentration of ownership might harm the price of our stock by delaying or preventing a change of control, impeding a merger or other business combination or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us.

Changes In Laws Or Regulations Could Harm The Company’s Performance.

Various federal and state laws, including labor laws, govern the Company’s relationship with our employees and affect operating costs. These laws may include minimum wage requirements, overtime pay, healthcare reform and the implementation of various federal and state healthcare laws, unemployment tax rates, workers’ compensation rates, citizenship requirements, union membership and sales taxes. A number of factors could adversely affect our operating results, including additional government-imposed increases in minimum wages, overtime pay, paid leaves of absence and mandated health benefits, mandated training for employees, changing regulations from the National Labor Relations Board and increased employee litigation including claims relating to the Fair Labor Standards Act.

The Company’s Business Plan Is Speculative

The Company’s present business and planned business are speculative and subject to numerous risks and uncertainties. There is no assurance that the Company will generate significant revenues or profits

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The Company Faces Significant Competition in the United States and Elsewhere

The Company will face significant competition in the United States and elsewhere (please see the sub- section entitled “Competition” below in this Registration Statement.)

The Company Will Likely Incur Debt

The Company will likely incur debt (including secured debt) in the future and in the continuing operations of its business. Complying with obligations under such indebtedness may have a material adverse effect on the Company and on your investment.

If We Are Unable To Effectively Protect Our Intellectual Property, It May Impair Our Ability To Compete

Our success will depend on our ability to obtain and maintain meaningful intellectual property protection for any such intellectual property. The names and/or logos of Company brands may be challenged by holders of trademarks who file opposition notices, or otherwise contest, trademark applications by the Company for its brands. Similarly, domains owned and used by the Company may be challenged by others who contest the ability of the Company to use the domain name or URL. Our business depends on proprietary technology that may be infringed. Some or all of our products depend or will depend on our proprietary technology for their success. We rely on a combination of trade secrets, copyrights and trademarks, together with non-disclosure agreements, confidentiality provisions in sales, procurement, employment and other agreements and technical measures to establish and protect proprietary rights in our products. While we may seek patents for some or all of our products and technology, there is no guarantee that such patents will be granted. Our ability to successfully protect our technology may be limited because intellectual property laws in certain jurisdictions may be relatively ineffective, detecting infringements and enforcing proprietary rights may divert management’s attention and company resources, contractual measures such as non-disclosure agreements and confidentiality provisions may afford only limited protection, any patents we may receive will expire, thus providing competitors access to the applicable technology, competitors may independently develop products that are substantially equivalent or superior to our products or circumvent our intellectual property rights; and competitors may register patents in technologies relevant to our business areas. In addition, various parties may assert infringement claims against us. The cost of defending against infringement claims could be significant, regardless of whether the claims are valid. If we are not successful in defending such claims, we may be prevented from the use or sale of certain of our products, or liable for damages and required to obtain licenses, which may not be available on reasonable terms, any of which may have a material adverse impact on our business, results of operation or financial condition.

Computer, Website or Information System Breakdown Could Affect The Company’s Business

Computer, website and/or information system breakdowns as well as cyber security attacks could impair the Company’s ability to service its customers leading to reduced revenue from sales and/or reputational damage, which could have a material adverse effect on the Company’s financial results as well as your investment.

Changes In The Economy Could Have a Detrimental Impact On The Company

Changes in the general economic climate could have a detrimental impact on the Company’s revenue. It is possible that recessionary pressures and other economic factors (such as declining incomes, future potential rising interest rates, higher unemployment and tax increases) may adversely affect the Company. Any of such events or occurrences could have a material adverse effect on the Company’s financial results and on your investment.

We May Not Be Able To Obtain Adequate Financing To Continue Our Operations

The Company will require additional debt and/or equity financing to pursue our growth and business strategies. These include but are not limited to enhancing our operating infrastructure and otherwise respond to competitive pressures. Given our limited operating history and existing losses, there can be no assurance that additional financing will be available, or, if available, that the terms will be acceptable to us. Lack of funding could force us to curtail substantially our growth plans. Furthermore, the issuance by us of any additional securities pursuant to any future fundraising activities undertaken by us would dilute the ownership of existing shareholders and may reduce the price of our Shares.

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Terms Of Subsequent Financing, If Any, May Adversely Impact Our Stockholders

We will have to undertake common equity, debt, or preferred stock financings in the future. The rights and the value of an investment in the Common Stock could be reduced by the dilution caused by future equity issuances. Interest on debt securities could increase costs and negatively impact operating results. In the event we issue preferred stock pursuant to the terms of our Company documents, preferred stock could be issued in series from time to time with such designation, rights, preferences, and limitations as needed to raise capital. The terms of preferred stock would be more advantageous to those investors than to the holders of our Common Stock. In addition, if we need to raise more equity capital from the sale of common stock, institutional or other investors may negotiate terms at least as, and possibly more, favorable than the terms of your investment. Shares of common stock which we sell could be sold into any market that develops, which could adversely affect the market price.

There is A Substantial Doubt About Our Ability To Continue As A Going Concern.

We have not yet entered into the commercialization stage of our products and therefore commercialization is uncertain and expected to require substantial expenditures. We have not yet generated sufficient revenues from our operations to fund our activities, and are therefore dependent upon external sources for financing our operations. There is a risk that we will be unable to obtain necessary financing to continue our operations on terms acceptable to us or at all. As a result, we expect that when we complete our audited financial statements our independent auditor firm will express in its auditors’ report on the financial statements a substantial doubt regarding our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of the uncertainty regarding our ability to continue as a going concern. This going concern opinion could materially limit our ability to raise additional funds through the issuance of equity or debt securities or otherwise. Future reports on our financial statements may include an explanatory paragraph with respect to our ability to continue as a going concern. If we cannot continue as a going concern, our stockholders may lose their entire investment in the Company’s Common Stock.

Our Operating Plan Relies In Large Part Upon Assumptions And Analyses Developed By The Company. If These Assumptions Or Analyses Prove To Be Incorrect, The Company’s Actual Operating Results May Be Materially Different From Our Forecasted Results

Whether actual operating results and business developments will be consistent with the Company’s expectations and assumptions as reflected in its forecast depends on a number of factors, many of which are outside the Company’s control, including, but not limited to:

●	whether the Company can obtain sufficient capital to sustain and grow its business
●	our ability to manage the Company’s growth
●	whether the Company can manage relationships with key vendors
●	demand for the Company’s services and products
●	the timing and costs of new and existing marketing and promotional efforts
●	competition
●	the Company’s ability to retain existing key management, to integrate recent hires and to attract, retain and motivate qualified personnel
●	the overall strength and stability of domestic and international economies

Unfavorable changes in any of these or other factors, most of which are beyond the Company’s control, could materially and adversely affect its business, results of operations and financial condition.

The Company May Be Unable To Manage Its Growth Or Implement Its Expansion Strategy

The Company may not be able to expand the Company’s service and product offerings, the Company’s markets, or implement the other features of the Company’s business strategy at the rate or to the extent presently planned. The Company’s projected growth will place a significant strain on the Company’s administrative, operational and financial resources. If the Company is unable to successfully manage the Company’s future growth, establish and continue to upgrade the Company’s operating and financial control systems, recruit and hire necessary personnel or effectively manage unexpected expansion difficulties, the Company’s financial condition and results of operations could be materially and adversely affected.

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The Company Faces Competition In The Company’s Markets From Various Large And Small Companies, Some Of Which Have Greater Financial, Research And Development, Production And Other Resources Than Does The Company

In many cases, the Company’s potential competitors have longer operating histories, established ties to the market and consumers, greater brand awareness, and greater financial, technical and marketing resources. The Company’s ability to compete will depend, in part, upon a number of factors outside the Company’s control, including the ability of the Company’s competitors to develop alternatives that are superior. If the Company fails to successfully compete in its markets, or if the Company incurs significant expenses in order to compete, it could have a material adverse effect on the Company’s results of operations.

We face risks associated with international operations.

We currently plan to operate outside the United States.

Our business internationally will be subject to a number of risks. These include:

●	linguistic and cultural differences;

●	inconsistent regulations and unexpected changes in regulatory requirements;

●	potentially adverse tax consequences;

●	wage and price controls;

●	political instability and social unrest;

●	uncertain protection of our intellectual property rights; and

●	imposition of trade barriers.

We have no control over many of these matters and any of them may adversely affect our ability to conduct our business internationally.

Currency fluctuations and exchange control regulations may adversely affect our business.

Our reporting currency is the United States dollar. Our customers outside the United States, however, will be generally billed in local currencies. Our accounts receivable from these customers and overhead assets will decline in value if the local currencies depreciate relative to the United States dollar. Although we may enter into hedging transactions, we may not be able to do so effectively. In addition, any currency exchange losses that we suffer may be magnified if we become subject to exchange control regulations restricting our ability to convert local currencies into United States dollars.

Litigation may adversely affect our business, financial condition, and results of operations.

From time to time in the normal course of our business operations, we may become subject to litigation that may result in liability material to our financial statements as a whole or may negatively affect our operating results if changes to our business operations are required. The cost to defend such litigation may be significant and may require a diversion of our resources. There also may be adverse publicity associated with litigation that could negatively affect customer perception of our business, regardless of whether the allegations are valid or whether we are ultimately found liable. Insurance may not be available at all or in sufficient amounts to cover any liabilities with respect to these or other matters. A judgment or other liability in excess of our insurance coverage for any claims could adversely affect our business and the results of our operations.

Our insurance coverage may be inadequate to cover all significant risk exposures.

We will be exposed to liabilities that are unique to the products we provide. While we intend to maintain insurance for certain risks, the amount of our insurance coverage may not be adequate to cover all claims or liabilities, and we may be forced to bear substantial costs resulting from risks and uncertainties of our business. It is also not possible to obtain insurance to protect against all operational risks and liabilities. The failure to obtain adequate insurance coverage on terms favorable to us, or at all, could have a material adverse effect on our business, financial condition, and results of operations. We do not have any business interruption insurance. Any business disruption or natural disaster could result in substantial costs and diversion of resources.

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Our Business, Results of Operations and Financial Condition may be Adversely Impacted by the Recent COVID-19 Pandemic.

The COVID-19 pandemic has negatively affected the U.S. and global economy, resulted in significant travel restrictions, including mandated closures and orders to “shelter-in-place,” and created significant disruption of the financial markets. We are closely monitoring the impact of the COVID-19 pandemic on all aspects of our business, including how it will impact our customers, employees, and suppliers. We are unable to predict the ultimate impact that it may have on our business, future results of operations, financial position or cash flows.

The extent to which our operations may eventually be impacted by the COVID-19 pandemic will depend largely on future developments, which are highly uncertain and cannot be accurately predicted, including new information which may emerge concerning the severity of the outbreak and actions by government authorities to contain the outbreak or treat its impact. Even after the COVID-19 pandemic has subsided, we may experience materially adverse impacts to our business due to any resulting economic recession or depression. Furthermore, the impacts of a potential worsening of global economic conditions and the continued disruptions to and volatility in the financial markets remain unknown. The impact of the COVID-19 pandemic may also exacerbate other risks discussed in these risk factors, any of which could have a material effect on us. This situation is changing rapidly and additional impacts may arise that we are not aware of currently.

We Have Not Paid Dividends In The Past And Do Not Expect To Pay Dividends In The Foreseeable Future, So Any Return On Investment May Be Limited To The Value Of Our Shares

We have never paid cash dividends on our Shares and do not anticipate paying cash dividends in the foreseeable future. The payment of dividends on our shares will depend on earnings, financial condition and other business and economic factors affecting it at such time that management may consider relevant. If we do not pay dividends, our shares may be less valuable because a return on an investment will only occur if the stock price appreciates.

There Is No Assurance The Company Will Be Able To Pay Distributions To Shareholders

While the Company may choose to pay distributions at some point in the future to its shareholders, there can be no assurance that cash flow and profits will allow such distributions to be made.

There is Presently Limited Public Trading Market for the Company’s Shares

At present, there is a limited public trading market for the Company’s securities and the Company cannot assure that an active trading market will develop.

Sales Of Our Shares By Insiders Under Rule 144 Or Otherwise Could Reduce The Price Of Our Shares, If A Trading Market Should Develop

Certain officers, directors and/or other insiders may hold shares in the Company and may be able to sell their stock in a trading market if one should develop. The availability for sale of substantial amounts of stock by officers, directors and/or other insiders could reduce prevailing market prices for our securities in any trading market that may develop.

Sales Of A Substantial Number Of Shares Of Our Type Of Stock May Cause The Price Of Our Type Of Stock To Decline

Should an active market develop and our shareholders sell substantial amounts of our shares in the public market, shares sold may cause the price to decrease below the current Offering price. These sales may also make it more difficult for us to sell equity or equity-related securities at a time and price that we deem reasonable or appropriate.

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The Company Has Made Assumptions In Its Projections and In Forward-Looking Statements That May Not Be Accurate

The discussions and information in this Offering Circular may contain both historical and “forward-looking statements” which can be identified by the use of forward-looking terminology including the terms “believes,” “anticipates,” “continues,” “expects,” “intends,” “may,” “will,” “would,” “should,” or, in each case, their negative or other variations or comparable terminology. You should not place undue reliance on forward-looking statements. These forward-looking statements include matters that are not historical facts. Forward-looking statements involve risk and uncertainty because they relate to future events and circumstances. Forward-looking statements contained in this Offering Circular, based on past trends or activities, should not be taken as a representation that such trends or activities will continue in the future. To the extent that the Offering Circular contains forward-looking statements regarding the financial condition, operating results, business prospects, or any other aspect of the Company’s business, please be advised that the Company’s actual financial condition, operating results, and business performance may differ materially from that projected or estimated by the Company. The Company has attempted to identify, in context, certain of the factors it currently believes may cause actual future experience and results to differ from its current expectations. The differences may be caused by a variety of factors, including but not limited to adverse economic conditions, lack of market acceptance, reduction of consumer demand, unexpected costs and operating deficits, lower sales and revenues than forecast, default on leases or other indebtedness, loss of suppliers, loss of supply, loss of distribution and service contracts, price increases for capital, supplies and materials, inadequate capital, inability to raise capital or financing, failure to obtain customers, loss of customers and failure to obtain new customers, the risk of litigation and administrative proceedings involving the Company or its employees, loss of government licenses and permits or failure to obtain them, higher than anticipated labor costs, the possible acquisition of new businesses or products that result in operating losses or that do not perform as anticipated, resulting in unanticipated losses, the possible fluctuation and volatility of the Company’s operating results and financial condition, adverse publicity and news coverage, inability to carry out marketing and sales plans, loss of key executives, changes in interest rates, inflationary factors, and other specific risks that may be referred to in this Offering Circular or in other reports issued by us or by third-party publishers.

Our Series B and Series C Preferred Stock Contain Anti-Dilution Protection

The holders of our Series B and Series C Preferred Stock have anti-dilution rights protecting their interests in the Company from the issuance of any additional shares of capital stock (such as the issuance of shares of Common Stock pursuant to this offering) for a two-year period following conversion of the Series B and Series C Preferred Stock into Common Stock each calculated at the rate of 20% on a fully diluted basis. The anti-dilution provisions may have the effect of making it more difficult for us to raise funds for the period that such provision is in effect.

Item 2. Financial Information

Management´s Discussion and Analysis of Financial Condition and Results of Operations

Upon effectiveness of this Registration Statement, we will file with the SEC annual and semi-annual information and other reports as required under the Exchange Act. Thus, we will need to ensure that we will have the ability to prepare, on a timely basis, financial statements that comply with SEC reporting requirements following the effectiveness of this registration statement. We will also become subject to other reporting and corporate governance requirements, including the listing standards of any securities exchange upon which we may list our Common Stock, and the provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the regulations promulgated thereunder, which impose significant compliance obligations upon us. As a public company, we will be required, among other things, to:

●	Prepare and distribute reports and other stockholder communications in compliance with our obligations under the federal securities laws and the applicable national securities exchange listing rules;
●	Define and expand the roles and the duties of our Board of Directors and its committees;
●	Institute more comprehensive compliance, investor relations and internal audit functions;
●	Evaluate and maintain our system of internal control over financial reporting, and report on management’s assessment thereof, in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and related rules and regulations of the SEC; and,
●	Involve and retain outside legal counsel and accountants in connection with the activities listed above.

The significant obligations related to being a public company will continue to require a significant commitment of additional resources and management oversight that will increase our costs and might place a strain on our systems and resources. As a result, our management’s attention might be diverted from other business concerns. In addition, we might not be successful in implementing and maintaining controls and procedures that comply with these requirements. If we fail to maintain an effective internal control environment or to comply with the numerous legal and regulatory requirements imposed on public companies, we could make material errors in, and be required to restate, our financial statements. Any such restatement could result in a loss of public confidence in the reliability of our financial statements and sanctions imposed on us by the SEC.

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RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

Revenue

The Company had no revenue for the years ended December 31, 2020 and 2019.

Officer compensation

For the years ended December 31, 2020 and 2019, the Company had officer compensation expenses of $385,000 and $417,500, respectively, a decrease of $35,200 or 7.7%. The decrease is mainly due to a decrease in stock compensation expense. In the prior year we incurred non-cash stock compensation expense of $142,500. This decrease was offset by the additional monthly compensation to our CEO.

Consulting expense

For the years ended December 31, 2020 and 2019, the Company had consulting expenses of $139,000 and $0. All consulting expenses in the prior year are part of the discontinued operations.

General and Administrative expense

For the years ended December 31, 2020 and 2019, the Company had General and Administrative expenses (“G&A”) of $91,694 and $689, respectively. Our G&A expense has increased in the current year due to non-cash stock compensation of $77,500 for stock issued in the current year.

Other Income and Expense

In the current year we incurred $521,715 of debt discount amortization, a $2,006,944 loss on the issuance of convertible debt, offset by a gain on the change in fair value of $1,493,293, all due to our newly issued convertible debt. We also recognized interest expense of $1,266.

Net loss from discontinued operations

Net loss from discontinued operations for the years ended December 31, 2020 and 2019, was $432,500 and $155,98, respectively. Most of the loss in both years is due to non-cash stock compensation expenses.

Net Loss from continuing operations

Net loss from continuing operations for the years ended December 31, 2020 and 2019, was $1,732,153 and $418,189. The large decrease to our net loss is mainly contributed to our loss on the issuance of convertible debt and non-cash stock compensation expense.

Results of Operations for the Three Months Ended September 30, 2021 and 2020

Revenue

The Company had no revenue for the three months ended September 30, 2021 and 2020.

Officer compensation

For the three months ended September 30, 2021 and 2020, the Company had officer compensation expense of $231,277 and $167,500, respectively, an increase of $63,777 or 38.1%. The increase in the current period is due to the hiring of new executive personnel.

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Consulting expense

For the three months ended September 30, 2021 and 2020, the Company had consulting expense of $348,799 and $380,000, respectively, a decrease of $31,201 or 8.2%. In the prior period we issued common stock for $380,000 of non-cash stock compensation expense. In the current period we incurred $70,000 of non-cash stock compensation and also hired additional consultants to work for our Clean Seas subsidiary.

Professional Fees

For the three months ended September 30, 2021 and 2020, the Company had professional fee expense of $81,360 and $14,839, respectively, an increase of $66,521 or 448.3%. The increase in the current period is due to an increase of legal fees largely associated with the filing of our Form 1-A Offering Statement.

General and Administrative expense

For the three months ended September 30, 2021 and 2020, the Company had General and Administrative expenses (“G&A”) of $95,363 and $10,496, respectively, an increase of $84,867. Our G&A expense has increased in the current period as the Company works to implement its business plan.

Other Expense

In the current period we incurred $84,625 for an early payment penalty on convertible debt, $235,150 of debt discount amortization and $10,552 of interest expense. In the prior period we incurred $337,183 of debt discount amortization and a $1,963,260 loss on the issuance of convertible debt.

Net loss

Our net loss for the three months ended September 30, 2021, was $1,087,126 compared to $2,177,352 for the three months ended September 30, 2020. Our net loss in the current period decreased due to the reasons discussed above.

Results of Operations for the Nine Months Ended September 30, 2021 and 2020

Revenue

The Company had no revenue for the nine months ended September 30, 2021 and 2020.

Officer compensation

For the nine months ended September 30, 2021 and 2020, the Company had officer compensation expense of $1,071,527 and $272,500, respectively, an increase of $799,027 or 293.2%. In the current period we issued preferred and common stock to several of our officers for total non-cash stock compensation expense of $463,500 compared to $55,00 of non-cash stock compensation expense in the prior period. The increase in total officer compensation expense for the current period is also due to the hiring of new executive personnel.

Consulting expense

For the nine months ended September 30, 2021 and 2020, the Company had consulting expense of $1,285,319 and $480,000, respectively, an increase of $805,319 or 16.37%. In the prior period we issued common stock for $480,000 of non-cash stock compensation expense. In the current period we incurred approximately $867,000 of non-cash stock compensation and hired additional consultants to work for our Clean Seas subsidiary.

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Professional Fees

For the nine months ended September 30, 2021 and 2020, the Company had professional fee expense of $344,697 and $40,565, respectively, an increase of $304,132. In the current period $150,000 of professional fees is for the issuance of preferred stock for non-cash compensation expense of $150,000. The increase in the current period is due to an increase of audit and legal fees largely associated with the filing of our Form 1-A Offering Statement.

General and Administrative expense

For the nine months ended September 30, 2021 and 2020, the Company had G&A of $139,783 and $35,571, respectively, an increase of $104,212, or 293%. Our G&A expense has increased in the current period as the Company works to implement its business plan.

Other Income and Expense

In the current period we incurred $84,625 for an early payment penalty on convertible debt, $1,082,621 of debt discount amortization, $14,350 for the change in fair value of derivates and $19,787 of interest expense. In the prior period we incurred $337,183 of debt discount amortization. a $1,963,260 loss on the issuance of convertible debt, offset with a gain on the change of fair value of derivatives of $695,926.

Net loss

Our net loss for the nine months ended September 30, 2021, was $4,074,709 compared to $2,433,153 for the nine months ended September 30, 2020. Our net loss in the current period increased due to the reasons discussed above.

Liquidity and Capital Resources; Plan of Operations

We have incurred negative cash flow from operations since our inception. As of September 30, 2021, we had $1,604,605 in cash, notes payable in an aggregate amount of $114,500 and an accumulated deficit of $11,205,383. As of the date of this filing, we have enough funds to meet our current monthly obligations of payroll, marketing, transfer agent, professional fees, and working capital through April 2022.

We will require substantial additional capital over the next several years in order to implement our business plan. We expect capital outlays and operating expenditures to increase as we expand our product and service offerings and marketing activities. Our business or operations may change in a manner that would consume available funds more rapidly than anticipated, and substantial additional funding may be required to maintain operations, fund expansions, develop new or enhanced products or services, acquire complementary products, businesses or technologies, or otherwise respond to competitive pressured opportunities. Accordingly, we anticipate that we will need to attempt to raise additional capital through the sale of additional securities or through other methods of obtaining financing such as through loans or other types of debt. We cannot assure that we will have sufficient capital to finance the growth and business operation or that capital will be available on terms that are favorable to us, or at all.

Impact of the Covid-19 Pandemic

The COVID-19 pandemic has negatively affected the U.S. and global economy, resulted in significant travel restrictions, including mandated closures and orders to “shelter-in-place,” and created significant disruption of the financial markets. We are closely monitoring the impact of the COVID-19 pandemic on all aspects of our business, including how it will impact our customers, employees, suppliers and sales network. We are unable to predict the ultimate impact that it may have on our business, future results of operations, financial position or cash flows.

Critical Accounting Policies

In December 2001, the SEC requested that all registrants list their most “critical accounting policies” in the Management Discussion and Analysis. The SEC indicated that a “critical accounting policy” is one which is both important to the portrayal of a company’s financial condition and results, and requires management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. Our critical accounting policies are disclosed in Note 2 of our unaudited consolidated financial statements included in this Offering Circular with the Securities and Exchange Commission.

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Off Balance Sheet Arrangements

As of December 31, 2020 and 2019, there were no off-balance sheet arrangements.

Recent Accounting Pronouncements

The recent accounting pronouncements that are material to our financial statements are disclosed in Note 2 of our financial statements included in this Offering Circular filed with the Securities and Exchange Commission and in Note 2 of our consolidated financial statements included herein.

Current and Future Financing Needs

Management recognizes the Company’s need for capital is paramount to its future success and requires obtaining the funds being raised in this Offering. Management believes that this is the primary key to achieving success. The actual funds we will need to operate are subject to many factors, some of which are beyond our control.

Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities in the normal course of business. As shown in the accompanying financial statements, we have incurred a cumulative net loss of $6,874,394 as of December 31, 2020 and used substantially all of our cash in our operating activities since inception. The Company’s ability to continue as a going concern is contingent on securing additional debt or equity financing from outside investors. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result should the Company be unable to continue as a going concern.

Management plans to continue to implement its business plan and to fund operations by raising additional capital through the issuance of debt and equity securities. The Company’s existence is dependent upon management’s ability to implement its business plan and/or obtain additional funding. There can be no assurance that the Company’s financing efforts will result in profitable operations or the resolution of the Company’s liquidity problems. Even if the Company is able to obtain additional financing, it may include undue restrictions on our operations in the case of debt or cause substantial dilution for our stockholders in the case of equity financing.

In December 2019, a novel strain of coronavirus, COVID-19, surfaced in Wuhan, China. This virus continues to spread around the world, resulting in business and social disruption. The coronavirus was declared a Public Health Emergency of International Concern by the World Health Organization on January 30, 2020. The operations and business results of the company could be materially adversely affected. The extent to which the coronavirus may impact business activity or results of operations will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the coronavirus and the actions required to contain the coronavirus or treat its impact, among others

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Critical Accounting Policies

We have identified the policies outlined in this Offering Circular and attachments as critical to our business operations and an understanding of our results of operations. Those policies outlined are not intended to be a comprehensive list of all of our accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the United States, with no need for management’s judgment in their application. The impact and any associated risks related to these policies on our business operations is discussed throughout Management’s Discussion and Analysis of Financial Condition and Results of Operation where such policies affect our reported and expected financial results. Note that our preparation of the consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of our consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. There can be no assurance that actual results will not differ from those estimates.

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Item 3. Properties

We currently operate out of a virtual office. We utilize the office space and equipment of our management at no cost. We currently have no policy with respect to investments or interests in real estate, real estate mortgages or securities of, or interests in, persons primarily engaged in real estate activities.

Item 4. Security Ownership of Certain Beneficial Owners and Management

Beneficial ownership is determined according to the rules of the SEC, and generally means that a person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power of that security, and includes options that are currently exercisable or exercisable within 60 days. Each director or officer, as the case may be, has furnished us with information with respect to beneficial ownership. Except as otherwise indicated, we believe that the beneficial owners of common stock listed below, based on the information each of them has given to us, have sole investment and voting power with respect to their shares, except where community property laws may apply. Except as otherwise noted below, the address for each person or entity listed in the table is c/o Clean Vision Corporation, 2711 N. Sepulveda Blvd., #1051, Manhattan Beach, CA 90266-2725.

The following table sets forth information regarding beneficial ownership of our Common Stock by any of our directors or executive officers, our Directors and Officers as a group, and holders of 5% or more of our Common Stock as of November 30, 2021:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Amount and Nature of Beneficial Ownership Acquirable	Percent of Class(1)
5% or Greater Stockholders: NONE

Executive Officers and Directors
	2,500,000 common shares		.8%
Dan Bates	2,000,000 Series C Preferred shares(1)		100%
Christopher Percy	7,700,000 common shares		3.1%
Rachel Boulds	500,000	—	.16%
John Owen	500,000	—	.16%
Michael Dorsey	500,000	—	.16%
Ed Cotler	—	—	—

Executive Officers and Directors as a Group (6 persons)	11,700,000 common shares		3.73%
	2,000,000 shares of Series C Preferred Stock		100%

(1) Each share of Series C Preferred Stock has 100 voting rights and on January 1, 2023 is automatically convertible into common shares at the rate of 10 common shares for each preferred share.

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Item 5. Directors and Executive Officers

Directors, Executive Officers and Significant Employees

The directors, executive officers and significant employees of the Company as of the date of this filing are as follows:

Name	Position	Age	Term of Office	Approximate Hours per Week for Part-Time Employees
Executive Officers

Dan Bates	Chief Executive Officer, Director.	63	Through May 27, 2025

Christopher Percy	President, Director	42	May 31, 2021 with the expectation of entering into a new employment agreement

John Owen	Chief Operating Officer	64	Until his successor is appointed

Rachel Boulds	Chief Financial Officer	51	At will	15 hours per week

Dr. Michael Dorsey	Director	50	Until his successor is appointed

Ed Cotler	Director	40	Until his successor is appointed

Biographical information regarding the executive officers and directors is as follows:

Dan Bates

Dan is the CEO of CVC and has recently served as the President of Impact PPA, an innovative renewable energy company providing blockchain technologies to solve the challenging problems commonly seen in the environment of distributed energy solutions globally. Mr. Bates has spent the last 12 years in the renewable energy industry leading WindStream Technologies, a recognized leader in hybrid renewable energy systems. Under Bates’ guidance the Company has deployed projects of all sizes in over 35 countries and established manufacturing facilities in the United States and in India. The Company has won international awards for product design, efficiency and sustainability and has developed strong relationships in the international renewable energy community.

Prior to starting WindStream Mr. Bates spent 15 years in the technology sector and has launched successful technology ventures in both hardware and software. Mr. Bates’ first technology venture, Extreme Audio Reality (EAR) developed and patented the first interactive audio API for game developers, designed for the PC and set-top box gaming arena. EAR successfully licensed its products to all major game publishers including Electronic Arts, Activision, Id Software, Ubisoft and many others. After EAR, Mr. Bates founded Avant Interactive, which developed a neural net and AI based technology for object recognition, creating a patented interactive video solution for content owners, publishers, and advertisers. Avant was the market leader in this emerging sector, holding licenses and/or contracts with many of the Fortune 100 companies, television and cable networks, ad agencies as well as developing proprietary applications for the U.S. Army.

Christopher Percy

Chris began his early career in electronic security, where he quickly progressed from engineer to a challenging business development role. In 2003, he used the broad skills acquired over years in the industry to set up Direct CCTV & Security Systems, servicing a broad international clientele, including Bank of America, Amazon and Geopost.

When the company went public as Direct Security Integration Inc. in 2014, Chris stepped down to consult technology companies on structure and sales. In May 2018, he was approached by CVC to take the reins and completed a successful corporate action with FINRA.

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Rachel Boulds

Ms. Boulds has been engaged in her sole accounting practice which she has led since 2009 and which provides all aspects of consulting and accounting services to clients, including the preparation of full disclosure financial statements for public companies to comply with GAAP and SEC requirements. Ms. Boulds also currently provides outsourced chief financial officer services. From August 2004 through July 2009, she was employed as a Senior Auditor for HJ & Associates, LLC, where she performed audits and reviews of public and private companies, including the preparation of financial statements to comply with GAAP and SEC requirements. From 2003 through 2004, Ms. Boulds was employed as a Senior Auditor at Mohler, Nixon and Williams. From September 2001 through July 2003, Ms. Boulds worked as an ABAS Associate for Price Waterhouse Coopers. From April 2000 through February 2001, Ms. Boulds was employed as an e-commerce Accountant for the Walt Disney Group’s GO.com. Ms. Boulds earned a B.S. in Accounting from San Jose University in 2001 and is licensed as a CPA in the state of Utah.

John Owen

Mr. Owen brings over 30 years of executive experience as CFO and COO in venture-stage and emerging-growth companies in technology, entertainment, and finance. His background includes managing high growth technology companies to successful exits, most notably the $100 million sale of The Ant Farm, an adtech company, to DDB, a subsidiary of Omnicom, Inc., as well as playing a critical role in the sale of Varitel Video to Electronic Data Systems (EDS). Mr. Owen has also served a three-year tour as AVP at Bank of America. Most recently he was the COO and CFO for Impact PPA. Mr. Owen co-founded WindStream Technologies, where he served as the COO and CFO.

Dr. Michael Dorsey

Dr. Michael K. Dorsey is a recognized expert on global energy, environment, finance and sustainability matters, having worked with governments and heads of state around the world. Dr. Dorsey was appointed to the EPA’s National Advisory Committee (NAC) in 2010, 2012 and 2014. Further, in 2014, a specialized unit of UNCTAD (the United Nations Conference on Trade and Development) designated Dr. Dorsey advisor on “climate, energy sustainability and SIDS (Small Island Developing States)”.

Dr. Dorsey has published dozens of scholarly and lay articles on a variety of environment, development, pollution prevention and sustainability matters, and has appeared in multiple TV and radio shows and print publications. Dr. Dorsey is a member of several non-profit boards and was a faculty member in various universities around the world.

Ed Cotler

Edward Cotler is a strategic business professional who spent two decades working at global investment banks before becoming an independent advisor to emerging technology companies.

In 2018, Ed founded Gotham Crypto, a boutique advisory firm focused on strategic services for blockchain companies. Prior to Gotham, Ed was an investment banker within the Capital Markets division of Goldman Sachs. At Goldman, Ed’s focus was on starting new lines of business within the firm. He also co-headed the firm’s newly-formed cash management effort focused on assisting corporate clients with their liquidity needs.

Prior to Goldman, Ed worked as a trader in structured products and helped grow new trading businesses at Merrill Lynch and at Deutsche Bank. Over the course of his career, Ed has traded and managed risk in stocks, bonds, currencies, asset-backed securities, mortgage products, exotic interest rate derivatives, credit default swaps and cryptocurrencies.

Ed is currently a Managing Director with Weild & Co, a FINRA-regulated broker dealer focused on fundraising for emerging companies.

Ed’s current advisory clients include Benefits Claims Intelligence, a healthcare fintech company based in Tennessee where he serves as an external Chief Operating Officer. He also serves as a strategic advisor to Versured, an insurtech company based in Utah. Ed is also an advisor to K9Wear, a pet fashion startup based in Massachusetts.

22

Item 6. Executive Compensation

The following table sets forth the annual compensation of the persons who were executive officers or directors during the fiscal year ended December 31, 2020.

Name	Capacities in which Compensation was received	Cash Compensation	Other Compensation	Total Compensation
Dan Bates	Chief Executive Officer	$75,000	$—	$75,000
Christopher Percy	President	$—	$—	$—

Employment Agreements

The Company has entered into an employment agreement with Dan Bates, our Chief Executive Officer. The term is three years subject to early termination prior to the Company receiving at least $2,000,000 in funding. Mr. Bates is to receive monthly cash compensation of $20,000 with $7,500 to be deferred until at least $2,500,000 has been received. Additionally, Mr. Bates is to receive at the end of each quarterly period 10% of net income to be paid in cash or stock at the election of the Board of Directors. Effective February 9,2021, the Company and Mr. Bates entered into an Amendment to the Employment Agreement pursuant to which the term was extended to May 27,2025 and as additional compensation, he received a grant of 2,000,000 shares of Series C Convertible Preferred Stock.

The Company renewed its employment agreement with Chris Percy, our President, and director on June 1, 2020. The term is two years. Mr. Percy is to receive monthly cash compensation of $19,250.

The Company has entered into an at-will consulting agreement with Rachel Boulds to serve as a part-time Chief Financial Officer. Ms. Boulds is to receive $5,000 a month.

The Company has entered into a consulting agreement with Erfan Ibrahim to act as Chief Technical Officer of the Company from February 1, 2021 through June 30, 2021. Mr. Ibrahim is to receive monthly cash compensation of $7,500 and $7,500 per month deferred to be paid from the proceeds of the Reg A offering. Mr. Ibrahim is also entitled to receive 20,000 restricted shares per month.

Stock Incentive Plan

In the future, the Company may establish a management stock incentive plan pursuant to which stock options and awards may be authorized and granted to our directors, executive officers, employees and key employees or consultants. Details of such a plan, should one be established, have not been decided upon as of the date of this Offering. Stock options or a significant equity ownership position in the Company may be utilized by us in the future to attract one or more new key senior executives to manage and facilitate our growth.

Board of Directors

Our board of directors currently consists of four directors:

●	Dan Bates
●	Christopher Percy
●	Dr. Michael Dorsey
●	Ed Cotler

Committees of the Board of Directors

We have only established an audit committee within the Board of Directors. Until the other committees are established, matters that would otherwise be addressed by such committees will be acted upon by the entire Board of Directors.

23

Director Compensation

The directors do not receive any compensation for acting as a director.

Item 7. Certain Relationship and Related Transactions, and Director Independence [NEED TO UPDATE]

During the year ended December 31, 2018, the Company granted 16,153,200 shares of common stock to its officers for services. The shares were valued at $0.095 per share for a total non-cash stock compensation expense of $1,617,679. As of December 31, 2018, 3,000,000 shares of those granted had not yet been issued by the transfer agent and are credited to common stock to be issued.

As of December 31, 2020, and 2019, the Company owed related parties $11,011 and $11,011, respectively, for funds that had been loaned to the company to pay for operating expenses. The loans were intended to be due on demand and non-interest bearing.

As of December 31, 2020, and 2019, the Company owed Chris Percy, President and CCO, $87,500 and $397,500, respectively, for accrued compensation.

During the year ended December 31, 2019, the Company granted 3,000,000 shares of common stock to Mr. Percy for services rendered. The shares were valued at $0.048 per share for a total non-cash stock compensation expense of $142,500. As of December 31, 2019, the shares had not yet been issued by the transfer agent and are credited to common stock to be issued.

As of December 31, 2020, and 2019, the Company owed Dan Bates, CEO, $45,000 and $0, respectively, for accrued compensation. In addition, Mr. Bates, loaned the Company $100 to be used to open the Company’s bank account.

On May 19, 2020, the Company entered into an Exchange Agreement with Clean-Seas, Inc, (“CSI”) a Delaware corporation owned by Dan Bates, CEO. Pursuant to the terms of the agreement the Company issued 2,500,000 shares of common stock, at $0.01 per share, the agreed upon purchase price, to CSI for 100% of the outstanding stock of CSI. CSI shall become a wholly owned subsidiary of the Company. At the time of the acquisition CSI had no operations, assets or liabilities.

The Company renewed its employment agreement with Chris Percy, our President, Treasurer and Chief Commercial Officer on June 1, 2020. The term is two years. Mr. Percy is to receive monthly cash compensation of $19,250.

On September 17, 2020, the Company granted Jea So, the Company’s then VP and Director, 500,000 shares of common stock for services. The shares were valued at the closing stock price on the date of grant of $0.11, for total non-cash compensation of $55,000. .

The Company has entered into an at-will consulting agreement with Rachel Boulds to serve as a part-time Chief Financial Officer. Ms. Boulds is to receive $5,000 a month. On February 22, 2021, the Company granted 500,000 shares of common stock to Ms. Boulds for services.

The Company has entered into employment agreements with Dan Bates, the Company’s Chief Executive Officer and Jea So, the Company’s former Vice President and a director.

As of September 30, 2021 and December 31, 2020, the Company owed Chris Percy, President and CCO, 130,750 and $87,500, respectively, for accrued compensation.

As of September 30, 2021 and December 31, 2020, the Company owed Dan Bates, CEO, $70,000 and $45,000, respectively, for accrued compensation.

On February 21, 2021, Mr. Bates was granted 2,000,000 shares of Series C preferred convertible stock for total non-cash stock compensation expense of $359,800.

Mssrs. Bates and Percy are not considered to be “independent” as defined in Rule 4200 of FINRA’s listing standards. We may appoint independent director(s) to our board of directors in the future, particularly to serve on appropriate committees should they be established.

24

Item 8. Legal Proceedings

Presently, there are not any material pending legal proceedings to which the Registrant is a party or as to which any of its property is subject, and no such proceedings are known to the Registrant to be threatened or contemplated against it.

Item 9. Market Price and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

(a) Market information

The Company’s Common Stock is currently trading on the Pink Current Market of the OTC. The Company has applied to have the Common Stock traded on the OTCQB. The stock market in general has experienced extreme stock price fluctuations in the past few years. In some cases, these fluctuations have been unrelated to the operating performance of the affected companies. Many companies have experienced dramatic volatility in the marketplaces of their common stock. The Company believes that a number of factors, both within and outside its control, could cause the price of the Company’s common stock to fluctuate, perhaps substantially.

The following table sets forth the range of reported closing prices of the Company’s common stock during the periods presented. Such quotations reflect prices between dealers in securities and do not include any retail mark-up, mark-downs, or commissions, and may not necessarily represent actual transactions.

	HIGH	LOW
Year Ended December 31, 2019
First Quarter	$5.96	$2.13
Second Quarter	$2.00	$0.25
Third Quarter	$0.38	$0.08
Fourth Quarter	$0.09	$0.04
Year Ended December 31, 2020
First Quarter	$0.11	$0.03
Second Quarter	$0.36	$0.05
Third Quarter	$0.29	$0.09
Fourth Quarter	$0.11	$0.07
Year Ending December 31, 2021
First Quarter	$0.21	$0.09
Second Quarter	$0.17	$0.06
Third Quarter	$0.07	$0.02

(b) Holders

As of November 30, 2021, there were approximately 138 record holders of an aggregate of 305,360,376 shares of our Common Stock issued and outstanding.

(c) Dividends.

We have not paid any cash dividends to date and do not anticipate or contemplate paying dividends in the foreseeable future. It is the present intention of management to utilize all available funds for the development of the Registrant’s business.

(d) Securities authorized for issuance under equity compensation plans

None

Item 10. Recent Sale of Unregistered Securities

On April 10, 2019 the Company issued 3,000,000 shares of common stock for conversion valued of $250,500 of a loan payable.

On August 19, 2020 the Company issued 5,000,000 shares of common stock for conversion of $250,000 of a loan payable.

On February 17, 2021 the Company issued 6,974,605 shares of common stock for conversion of $348,730 of a loan payable.

On March 18, 2021 the Company issued 6,974,605 shares of common stock for conversion of $348,730 of a loan payable.

25

Item 11. Description of Registrant’s Securities to be Registered

Common Stock

Shares of our common stock have the following rights, preferences, and privileges:

Voting

Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Any action at a meeting at which a quorum is present will be decided by a majority of the voting power present in person or represented by proxy, except in the case of any election of directors, which will be decided by a plurality of votes cast. There is no cumulative voting.

Dividends

Holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for payment, subject to the rights of holders, if any, of any class of stock having preference over the common stock. Any decision to pay dividends on our common stock will be at the discretion of our board of directors. Our board of directors may or may not determine to declare dividends in the future. See “Dividend Policy.” The board’s determination to issue dividends will depend upon our profitability and financial condition, any contractual restrictions, restrictions imposed by applicable law and the SEC, and other factors that our board of directors deems relevant.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution or winding up of the company, the holders of our common stock will be entitled to share ratably on the basis of the number of shares held in any of the assets available for distribution after we have paid in full, or provided for payment of, all of our debts and after the holders of all outstanding series of any class of stock have preference over the common stock, if any, have received their liquidation preferences in full.

Other

Our issued and outstanding shares of common stock are fully paid and nonassessable. Holders of shares of our common stock are not entitled to preemptive rights. Shares of our common stock are not convertible into shares of any other class of capital stock, nor are they subject to any redemption or sinking fund provisions.

Item 12. Indemnification of Directors and Officers

Our directors and officers are indemnified as provided by the Nevada corporate law and our Bylaws. We have agreed to indemnify all of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the adjudication of such issue.

We have been advised that in the opinion of the Securities Exchange Commission indemnification for liabilities arising under the Securities Act against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

26

Item 13. Financial Statements and Supplementary Data

Please see the financial statements attached to this registration statement.

Item 14. Changes in and Disagreements with Accountants and Accounting and Financial Disclosure

There are not and have not been any disagreements between the Registrant and its accountants on any matter of accounting principles, practices or financial statement disclosure.

Item 15. Financial Statements and Exhibits

Index of Exhibits

Exhibit #

Audited Consolidated Financial Statements for the years ended December 31, 2020 and 2019*
Consolidated Financial Statements for the period ended September 30, 2021*
3.1	Articles of Incorporation**
3.2	Clean Vision Corporation. By-Laws**
3.3	Certificate of Designation of Series B Non-voting Convertible Preferred Stock**
3.4	Certificate of Designation of Series C Convertible Preferred Stock**
3.5	Certificate of Amendment to Articles of Incorporation **
3.6	Articles in Incorporation for Endless Energy
3.7	Articles in Incorporation for Clean-Seas, Abu Dhabi PVT. LTD
3.8	Articles in Incorporation for Clean-Seas India Private Limited
10.1	Exchange Agreement between Clean-Seas, Inc. and Byzen Digital Inc.**
10.2	Restructuring and Settlement Agreement among the Company, 100BIO and Jea So*
10.3	Employment Agreement between Dan Bates and Byzen Digital, Inc**
10.4	Employment Agreement between Christopher Percy and Byzen Digital, Inc**
10.5	Amendment to Employment Agreement between Dan Bates and Byzen Digital, Inc.**
10.6	Consulting Agreement between Leonard Tucker LLC and Byzen Digital, Inc.**
10.7	Licensing Agreement with Kingsberry Fuel Cell, Inc, dated December 6, 2021*
10.8	Restructuring and Settlement Agreement with 100Bio, LLC*

*Filed herewith

**Incorporated by reference to the exhibits filed in the Company’s offering circular on Form 1/A filed with the Securities and Exchange Commission on June 17, 2021

27

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Clean Vision Corporation

Date: December 20, 2021	By:	/s/ Dan Bates
	Name:	Dan Bates
	Title:	Chief Executive Officer, Director

28

Clean Vision Corp.

(A Nevada Corporation)

(Formerly Byzen Digital, Inc.)

FINANCIAL STATEMENTS

For the Years Ended December 31, 2020 and 2019

F-1

CLEAN VISION CORPORATION

(A Nevada Corporation)

(formerly Byzen Digital, Inc.)

F-2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Clean Vision Corp. (formerly Byzen Digital, Inc.)

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Clean Vision Corp. (“the Company”) as of December 31, 2020 and 2019, and the related consolidated statements of operations and other comprehensive loss, stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2020 and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has an accumulated deficit and recurring losses from operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

F-3

Accounting for Embedded Conversion Features on Notes Payable — Refer to Notes 2 and 7 to the financial statements

Critical Audit Matter Description

The Company has issued notes payable during the year with conversion rates that are adjustable at a discounted rate to public trading prices near the conversion date. The terms allow for variable amounts of shares to be converted for a set dollar value; this and other factors require the embedded conversion feature to be accounted for as a derivative and revalued at the conversion date or each period end if still outstanding. Calculations and accounting for the notes payable and embedded conversion features require management’s judgments related to initial and subsequent recognition of the debt and related features, use of a valuation model, and value of the inputs used in the selected valuation model.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to evaluating the Company’s accounting for notes payable and related accounts included the following, among others:

●	Confirmation of notes payable and related terms.

●	Independent assessment of the appropriate valuation model for derivatives, performing independent calculations based on the model and comparing the Company’s results to a reasonable range as determined during the audit.

●	Determining if there were unusual transactions related to notes payable and the appropriate accounting treatment for such transactions.

●	Testing of substantially all transactions related to this matter.

We have served as the Company’s auditor since 2020. Spokane, Washington
September 20, 2021

F-4

CLEAN VISION CORPORATION (formerly Byzen Digital, Inc.) CONSOLIDATED BALANCE SHEETS

	December 31, 2020	December 31, 2019
ASSETS
Current Assets:
Cash	$740	$—
Other current asset	20,000	—
Total Current Assets	$20,740	$—
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$21,258	$—
Accrued compensation	147,500	397,500
Accrued expenses	1,266	—
Convertible notes, net of discount of $535,746	271,715	—
Loan payable	114,500	—
Derivative liability	1,075,794	—
Advance from an officer	100	—
Liabilities of discontinued operations	67,093	484,152
Total current liabilities	1,699,226	881,652
Total Liabilities	1,699,226	881,652

Commitments and contingencies	—	—

Stockholders’ Equity (Deficit):
Preferred stock, $0.001 par value, 8,000,000 shares authorized; no shares issued and outstanding	—	—
Series A Preferred stock, $0.001 par value, 2,000,000 shares authorized; 2,000,000 and 0 shares issued and outstanding, respectively	2,000	—
Series B Preferred stock, $0.001 par value, 2,000,000 shares authorized; no shares issued and outstanding, respectively	—	—
Common stock, $0.001 par value, 190,000,000 shares authorized, 97,208,516 and 103,408,516 shares issued and outstanding, respectively	97,208	103,408
Common stock to be issued	266,299	446,125
Preferred stock to be issued	25,000	—
Additional paid-in capital	5,061,681	3,278,556
Accumulated deficit	(7,130,674)	(4,709,741)
Total stockholders’ equity (deficit)	(1,678,486)	(881,652)
Total liabilities and stockholders’ equity	$20,740	$—

The accompanying notes are an integral part of these consolidated financial statements.

F-5

CLEAN VISION CORPORATION (formerly Byzen Digital, Inc.) STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE LOSS

	For the Years Ended December 31,
	2020	2019

Operating Expenses:
Officer compensation	$400,000	$417,500
Consulting	191,500	—
Professional fees	79,827	—
General and administration expenses	132,368	689
Total operating expense	803,695	418,189

Loss from Operations	(803,695)	(418,189)

Other income (expense):
Interest expense	(522,981)	—
Change in fair value of derivative	1,292,687	—
Loss on issuance of convertible debt	(2,006,944)	—
Total other expense	(1,237,238)	—

Net loss before provision for income tax	(2,040,933)	(418,189)
Provision for income tax expense	—	—
Net loss from continuing operations	(2,040,933)	(418,189)
Net loss from discontinued operations before provision for income tax	(380,000)	(155,958)
Provision for income tax expense from discontinued operations	—	—
Net loss from discontinued operations	—	(155,958)

Net loss	$(2,420,933)	$(574,147)

Other comprehensive loss:
Loss on sale of discontinued operations	—	(606,083)

Comprehensive loss	$(2,420,933)	$(1,180,230)

Basic and fully diluted loss per share from continuing operations	$(0.02)	$(0.00)
Basic and fully diluted loss per share from discontinued operations	$(0.00)	$(0.00)
Basic and fully diluted loss per share	$(0.02)	$(0.00)

Weighted average shares outstanding—basic and diluted	93,617,831	132,490,047

The accompanying notes are an integral part of these consolidated financial statements.

F-6

CLEAN VISION CORPORATION (formerly Byzen Digital, Inc.) CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT For the Years Ended December 31, 2019 and 2020

		Series A Preferred Stock	Common Stock		Additional paid	Common Stock	Preferred Stock	Accumulated	Accumulated Other Comprehensive
	Shares	Amount	Shares	Amount	In Capital	To be Issued	To be Issued	Deficit	Income	Total
Balance, December 31, 2018	—	$—	154,196,416	$154,196	$7,833,182	$178,125	$—	$(3,529,511)	$(711,388)	$3,924,604
Common stock issued for services	—	—	6,212,100	6,212	3,000	48,000	—	—	—	57,212
Common stock issued for services – related party	—	—	—	—	—	142,500	—	—	—	142,500
Common stock returned	—	—	(57,000,000)	(57,000)	(4,557,626)	—	—	—	—	(4,614,626)
Common stock issued for conversion of accrued compensation	—	—	—	—	—	77,500	—	—	—	77,500
Loss on sale of discontinued operations	—	—	—	—	—	—	—	(606,083)	606,083	—
Net loss	—	—	—	—	—	—	—	(574,147)	105,305	(468,842)
Balance, December 31, 2019	—	—	103,408,516	103,408	3,278,556	446,125	—	(4,709,741)	—	(881,652)
Cancellation of common stock	—	—	(20,000,000)	(20,000)	20,000	—	—	—	—	—
Common stock issued for share exchange – related party	—	—	2,500,000	2,500	22,500	—	—	—	—	25,000
Stock issued for acquisition	2,000,000	2,000	—	—	(2,000)	—	—	—	—	—
Common stock issued for services – related party	—	—	500,000	500	54,500	—	—	—	—	55,000
Stock issued for services	—	—	5,800,000	5,800	747,200	(179,826)	25,000	—	—	598,174
Conversion of debt	—	—	5,000,000	5,000	940,925	—	—	—	—	945,925
Net loss	—	—	—	—	—	—	—	(2,420,933)	—	(2,420,933)
Balance, December 31, 2020	2,000,000	$2,000	97,208,516	$97,208	$5,061,681	$266,299	$25,000	$(7,130,674)	$—	$(1,678,486)

The accompanying notes are an integral part of these consolidated financial statements.

F-7

CLEAN VISION CORPORATION (formerly Byzen Digital, Inc.) CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2020	2019
Cash Flows from Operating Activities:
Net loss from continuing operations	$(2,040,933)	$(418,189)
Less net loss from discontinued operations	(380,000)	(155,958)
Adjustments to reconcile net loss to net cash used by operating activities:
Stock issued for services	598,174	—
Stock issued for services – related party	55,000	142,500
Stock issued for acquisition – related party	25,000	—
Debt discount amortization	521,716	—
Change in fair value of derivative	(1,292,687)	—
Loss on issuance of convertible debt	2,006,944	—
Loss on sale of discontinued operations	—	606,083
Changes in operating assets and liabilities:
Accounts payable	21,258	—
Accruals	11,668	—
Accrued compensation	270,000	275,000
Operating cashflow from discontinued operations	—	(449,436)
Net cash used by operating activities	(203,860)	—

Cash Flows from Investing Activities:	—	—

Cash Flows from Financing Activities:
Advance – related party	100	—
Proceeds from convertible debt	90,000	—
Proceeds from loans payable	114,500	—
Net cash provided by financing activities	204,600	—

Net change in cash	740	—
Cash at beginning of year

Cash at end of year	$740	—

Supplemental schedule of cash flow information:
Interest paid	$—	$—
Income taxes	$—	$—
Supplemental non-cash disclosure:
Common stock issued for conversion of accrued compensation	$—	$77,500
Common stock issued for conversion of debt	$250,000	—

The accompanying notes are an integral part of these consolidated financial statements.

F-8

CLEAN VISION CORPORATION

(formerly Byzen Digital, Inc.)

Notes to consolidated Financial Statements

December 31, 2020

NOTE 1 – ORGANIZATION AND NATURE OF BUSINESS

Clean Vision Corporation (the “Company”) was incorporated on September 15, 2006 in Nevada under the name Emergency Pest Services. On November 4, 2017, the Company finalized a reverse merger with Byzen Digital, Inc., a Seychelles Corporation. On March 12, 2021, the Company amended its Articles of Incorporation to change its name from Byzen Digital Inc. to Clean Vision Corporation. The Company has also received approval from FINRA to change its ticker symbol to CLNV.

Clean Vision Corporation’s scope of interest is to acquire companies operating within the clean energy and sustainable market sector. Acquisitions of strategic interest for the company include renewable energy, including wind, solar and sustainable fuels, sustainable packaging, water purification, AI technologies, and blockchain-based data collection, management, and delivery.

Clean-Seas, Inc. is Clean Vision Corporation’s first investment within its newly expanded scope. The acquisition of 100% of Clean Seas is Clean Vision Corporation’s first entrance into the clean energy space. Clean Seas has made significant progress in identifying and developing a new business model around the clean energy and waste to energy sectors. Clean Vision Corporation’s management team will incorporate the two companies into a single-minded, clean energy-focused entity.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Concentrations of Credit Risk

We maintain our cash in bank deposit accounts, the balances of which at times may exceed federally insured limits. We continually monitor our banking relationships and consequently have not experienced any losses in our accounts. We believe we are not exposed to any significant credit risk on cash.

Cash equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents for the year ended December 31, 2020 or 2019.

Principles of Consolidation

The accompanying consolidated financial statements for the year ended December 31, 2020, include the accounts of the Company and its wholly owned subsidiary, Clean-Seas, Inc. There was no activity with Clean-Seas for the year ended December 31, 2020. The accompanying consolidated financial statements year ended December 31, 2019 include the accounts of the Company and its wholly owned subsidiary, Telecoin (see Note 4).

F-9

Stock-based Compensation

In June 2018, the FASB issued ASU 2018-07, Compensation – Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. ASU 2018-07 allows companies to account for nonemployee awards in the same manner as employee awards. The guidance is effective for fiscal years beginning after December 15, 2018, and interim periods within those annual periods. We adopted this ASU on January 1, 2019. The adoption of ASU 2018-07 did not have a material impact on our consolidated financial statements.

Fair value of financial instruments

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1: Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2: Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3: Pricing inputs that are generally unobservable inputs and not corroborated by market data.

The carrying amount of the Company’s financial assets and liabilities, such as cash, prepaid expenses and accrued expenses approximate their fair value because of the short maturity of those instruments. The Company’s notes payable amates the fair value of such instruments as the notes bear interest rates that are consistent with current market rates.

The following table classifies the Company’s liabilities measured at fair value on a recurring basis into the fair value hierarchy as of December 31, 2020:

Description	Level 1	Level 2	Level 3
Derivative	$—	$—	$1,075,794
Total	$—	$—	$1,075,794

Income taxes

The Company follows Section 740-10-30 of the FASB Accounting Standards Codification, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the fiscal year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the fiscal years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the Statements of Income in the period that includes the enactment date.

The Company adopted section 740-10-25 of the FASB Accounting Standards Codification (“Section 740-10-25”) with regards to uncertainty income taxes. Section 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under Section 740-10-25, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement. Section 740-10-25 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. The Company had no material adjustments to its liabilities for unrecognized income tax benefits according to the provisions of Section 740-10-25.

Net income (loss) per common share

Net income (loss) per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Basic net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. Diluted net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock and potentially outstanding shares of common stock during the period. The weighted average number of common shares outstanding and potentially outstanding common shares assumes that the Company incorporated as of the beginning of the first period presented.

The Company’s diluted loss per share is the same as the basic loss per share for the years ended December 31, 2020 and 2019, as the inclusion of any potential shares would have had an anti-dilutive effect due to the Company generating a loss.

F-10

Recently issued accounting pronouncements

The Company has implemented all new applicable accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

NOTE 3 - GOING CONCERN

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has an accumulated deficit of $7.130,674 at December 31, 2020 and had a net loss of $1,988,433 (approximately $1,914,000 was non-cash expense related to derivatives and stock compensation) for year ended December 31, 2020. The Company’s ability to raise additional capital through the future issuances of common stock and/or debt financing is unknown. The obtainment of additional financing, the successful development of the Company’s contemplated plan of operations, and its transition, ultimately, to the attainment of profitable operations are necessary for the Company to continue operations. These conditions and the ability to successfully resolve these factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements of the Company do not include any adjustments that may result from the outcome of these aforementioned uncertainties.

Management plans to continue to implement its business plan and to fund operations by raising additional capital through the issuance of debt and equity securities. The Company’s existence is dependent upon management’s ability to implement its business plan and/or obtain additional funding. There can be no assurance that the Company’s financing efforts will result in profitable operations or the resolution of the Company’s liquidity problems. Even if the Company is able to obtain additional financing, it may include undue restrictions on our operations in the case of debt or cause substantial dilution for our stockholders in the case of equity financing.

NOTE 4 – TELECOIN ASSET

On May 12, 2016, the Company acquired 17,000,000 telecoins. TeleCoin is a digital currency created using encrypted data/codes which partner and work in synchronization with the Blockchain. The acquisition was accounted for as a business acquisition under ASC 805-10-20. During the year ended December 31, 2017, 2,864,197 of those telecoins were given to third party services providers for services performed. Based on the service provided the Company valued the telecoin at $0.25 (GBP) each for total non cash expense of $922,436. As of December 31, 2018, the company had 14,135,803 telecoins valued at $0.25 (GBP) each for a total value of $4,509,320 after adjusting to US currency. On November 19, 2018, as part of the Company’s exit from the cryptocurrency and blockchain arena, the Company’s agreed to the sale of its UK Subsidiary, Telecoin, and it’s Telecoin cryptocurrency asset, to XALPA Technologies Inc. Per the agreement, 16,000,000 shares of common stock held by XALPA Directors would be returned to the Company. In February 2019 the shares were returned, and the telecoin asset and related accumulated other comprehensive loss was removed from the balance sheet, resulting in a gain on the sale of $605,302. In addition, the sale constitutes a disposal/discontinued operations under ASC 205-20-45, as such all operations and balance sheet items have been disclosed separately as discontinued operations.

NOTE 5 – ACQUISITION

Effective October 1, 2020, the Company acquired a 51% controlling interest in the sustainable packaging company, 100BIO, LLC. 100BIO. Pursuant to the terms of the agreement 100BIO agreed to exchange newly issued membership units representing a 51% ownership in 100BIO in exchange for 2,000,000 shares of the Series A Redeemable Preferred Stock of the Company. Commencing on the first day of the month immediately following the date when the Company has received $1,000,000 in net proceeds from the first public offering of its securities (the “Public Offering”) and on the first day of each three month anniversary thereafter, the Company can redeem 25% during the applicable three month period up to 250,000 shares of the Series A Preferred Stock, at a price payable in cash equal to $1.00 per share until all of the shares of the Series A Preferred Stock have been redeemed. The company has repurchased 50,000 shares of the Series A Redeemable Preferred Stock. As of the date of this report, the Company has concluded that the business of 100BIO does not fit with its business plan. The Company had no substantive transactions with 100Bio and never consolidated its financial statements. Accordingly, the Company plans to either shut down the business or dispose of its interest in 100BIO. The Company and 100Bio are still finalizing a settlement agreement. It is anticipated that the agreement will provide for the return of the remaining shares of Series A Redeemable Preferred stock and an equity position in 100Bio for the $150,000 that was advanced to them for operating costs.

NOTE 6 – LOAN PAYABLE

During the year ended December 31, 2020, a third party loaned the Company a total of $114,500. The loan was used to cover general operating expenses, is non-interest bearing and due on demand. As of the date of issuance, the balance of the loan is $114,500.

F-11

NOTE 7 – CONVERTIBLE NOTES

On August 7, 2020, 2142723 Alberta, Ltd. (“Alberta”) purchased accrued payables from their respective holders in the total amount of $947,461. The Company agreed to a Settlement Agreement with Alberta in which it will issue shares of common stock sufficient to satisfy the liability at a discounted conversion price, equal to the lesser of $0.05 per share or the lessor of 50% of the lowest trading price in the twenty days preceding the conversion request. On August 19, 2020, Alberta converted $250,000 into 5,000,000 shares of common stock. As of December 31, 2020, the balance on this note is $697,461.

On November 25, 2020, the Company executed a Convertible Promissory Note for $110,000 with Greentree Financial Group, Inc (“Greentree”). The Note was issued to fund the service fee per a consulting agreement with Greentree. The note bear interest at 12% and matures on November 25, 2021. The Note is convertible into shares of common stock at 50% of the average of the lowest three trades in the twenty days prior to conversion.

A summary of the activity of the derivative liability for the notes above is as follows:

Balance at December 31, 2019	—
Increase to derivative due to new issuances	3,064,406
Decrease to derivative due to conversion	(695,925)
Derivative loss due to mark to market adjustment	(1,292,687)
Balance at December 31, 2020	$1,075,794

A summary of quantitative information about significant unobservable inputs (Level 3 inputs) used in measuring the Company’s derivative liability that are categorized within Level 3 of the fair value hierarchy as of December 31, 2020 is as follows:

Inputs	December 31, 2020	Initial Valuation
Stock price	$.084	$0.075 – 0.171
Conversion price	$.0395 – .0398	$0.036 – 0.05
Volatility (annual)	131.37% – 132%	131.36% – 255.89%
Risk-free rate	.10% – .11%	.11% – .14%
Dividend rate	—	—
Years to maturity	.60 – .90	1

A summary of quantitative information about significant unobservable inputs (Level 3 inputs) used in measuring the Company’s derivative liability that are categorized within Level 3 of the fair value hierarchy at the time of conversion is as follows:

Inputs
Stock price	$0.1568
Conversion price	$0.50
Volatility (annual)	253,88
Risk-free rate	.13%
Dividend rate	—
Years to maturity	.97

The development and determination of the unobservable inputs for Level 3 fair value measurements and fair value calculations are the responsibility of the Company’s management.

NOTE 8 – RELATED PARTY TRANSACTIONS

As of December 31, 2020, and 2019, the Company owed Chris Percy, President and CCO, $87,500 and $397,500, respectively, for accrued compensation.

During the year ended December 31, 2019, the Company granted 3,000,000 shares of common stock to Mr. Percy for services rendered. The shares were values at $0.048 per share for total non-cash stock compensation expense of $142,500. As of December 31, 2020, the shares have not yet been issued by the transfer agent and are credited to common stock to be issued.

F-12

As of December 31, 2020, and 2019, the Company owed Dan Bates, CEO, $45,000 and $0, respectively, for accrued compensation. In addition, Mr. Bates, loaned the Company $100 to be used to open the Company’s bank account.

On May 19, 2020, the Company entered into an Exchange Agreement with Clean-Seas, Inc, (“CSI”) a Delaware corporation owned by Dan Bates, CEO. Pursuant to the terms of the agreement the Company issued 2,500,000 shares of common stock, at $0.01 per share, the agreed upon purchase price, to CSI for 100% of the outstanding stock of CSI. CSI shall become a wholly owned subsidiary of the Company. At the time of the acquisition CSI had no operations, asset or liabilities.

On September 17, 2020, the Company granted Jea So, a former Director, 500,000 shares of common stock for services. The shares were valued at the closing stock price on the date of grant of $0.11, for total non-cash compensation of $55,000. Ms. So is also the founder and principal member of 100BIO, LLC. As of December 31, 2020, the Company owed Ms. So $15,000 for accrued compensation.

NOTE 9 – COMMON STOCK

In September 2019, Axiom returned 40,000,000 shares of common stock issued to them in 2018 to the Company per the terms of the cancellation of the original agreement.

During the year ended December 31, 2019, the Company granted 200,000 shares of common stock for services. The shares were valued at $0.24 per share for total non-cash stock compensation expense of $48,000. The shares were valued based upon the value of the services rendered. As of December 31, 2019, the shares had not yet been issued by the transfer agent and are credited to common stock to be issued. The shares were in issued in 2020.

During the year ended December 31, 2019, the Company issued 6,212,100 shares of common stock for services provided in a prior year for total non-cash expense of $9,212. The shares were valued based upon the value of the services rendered.

During the year ended December 31, 2019, 1,000,000 shares of common stock were returned to the Company and cancelled.

In March 2020, Axiom returned 40,000,000 shares of common stock issued to them in 2018 to the Company per the terms of the cancellation of the original agreement.

On April 20, 2020, the Company executed a consulting agreement with Ronin Equity Partners, Inc. (“Ronin”) for a term of one year. Per the terms of the agreement the Company will compensate Ronin $10,000 per month and issue them 2,000,000 shares of common stock. The shares were valued at $0.19 for total non-cash compensation of $100,000.

During the year ended December 31, 2020, the Company granted 500,000 shares of common stock for service. The shares were valued at the closing stock price on the date of grant of $0.105 for total non-cash compensation of $52,500.

On July 1, 2020, the Company granted 3,000,000 shares of common stock for services. The shares were valued at $0.19 for total non-cash compensation of $380,000.

On August 19, 2020, Alberta converted $250,000 into 5,000,000 shares of common stock (note 7).

During the year ended December 31, 2020, the Company issued 1,300,000 shares of common stock that had been granted in a prior period.

Refer to Note 8 for shares issued to related parties.

Refer to Note 4 for discussion of shares returned from Telecoin.

NOTE 10 – PREFERRED STOCK

The Company is authorized to issue 10,000,000 shares of Preferred Stock at $0.001 par value per share of which 1,000,000 shares are designated as Convertible Series A Stock. The Series A Preferred Stock does not bear a dividend or have voting rights and is not convertible into shares of our Common Stock.

Series A Redeemable Preferred Stock

On September 21, 2020, the Company created a series of Preferred Stock designating 2,000,000 shares as Series A Redeemable Preferred Stock. The Series A Redeemable Preferred Stock is owned by 100BIO, LLC (Note 5) and ranks senior to the Company’s Common Stock upon the liquidation, dissolution or winding up of the Company. The Series A Preferred Stock does not bear a dividend or have voting rights and is not convertible into shares of our Common Stock.

F-13

Series B Preferred Stock

On December 14, 2020, the Company designated 2,000,000 shares of its authorized preferred stock as Series B convertible, non-voting preferred Stock. The Series B Preferred Stock does not bear a dividend or have voting rights. The Series B Preferred Stock will automatically be converted on January 1, 2023 into shares of common stock at the rate of 10 shares of Common Stock for each share of Preferred Stock. Holders of our Series B Preferred Stock have anti-dilution rights protecting their interests in the Company from the issuance of any additional shares of capital stock (such as the issuance of shares of Common Stock pursuant to this Offering) for a two year period following conversion of the Preferred Stock calculated at the rate of 20% on a fully diluted basis.

On December 17, 2020, the Company entered into a three-year consulting agreement with Leonard Tucker LLC. Per the terms of the agreement, Leonard Tucker LLC will receive 2,000,000 shares of Series B Preferred Stock for services provided. As of December 31, 2020, the shares of preferred stock are issuable to Leonard Tucker LLC.

NOTE 11 – INCOME TAX

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company has evaluated Staff Accounting Bulletin No. 118 regarding the impact of the decreased tax rates of the Tax Cuts & Jobs Act. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. The U.S. federal income tax rate of 21% is being used.

Net deferred tax assets consist of the following components as of December 31:

	2020	2019
Deferred Tax Assets:
NOL Carryover	$(620,000)	$(113,000)
Related party accrual	2,300	2,300
Payroll accrual	1,500	1,500
Deferred tax liabilities:
Less valuation allowance	616,200	109,200
Net deferred tax assets	$—	$—

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income from continuing operations for the period ended December 31, due to the following:

	2020	2019
Book loss	$(508,400)	$(120,600)
Other nondeductible expenses	402,000	41,900
Related party accrual	—	—
Valuation allowance	106,400	78,700
	$—	$—

At December 31, 2020, the Company had net operating loss carry forwards of approximately $620,000 that may be offset against future taxable income from the year 2021 to 2040. No tax benefit has been reported in the December 31, 2020 financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards for Federal Income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carry forwards may be limited as to use in future years. With few exceptions, the Company is no longer subject to U.S. federal, state and local income tax examinations by tax authorities for years before 2016.

F-14

NOTE 12 – SUBSEQUENT EVENTS

In accordance with SFAS 165 (ASC 855-10) management has performed an evaluation of subsequent events through the date that the financial statements were issued and has determined that it does not have any material subsequent events to disclose in these consolidated financial statements other than the following.

On February 9, 2021, the Company amended its Articles of Incorporation whereby 2,000,000 shares of preferred stock were designated Series C Convertible Preferred Stock. The holders of the Series C preferred stock are entitled to 100 votes and shall vote together with the holders of common stock. Each share of the Series C preferred stock is convertible in ten shares of common stock.

On February 21, 2021, the Company amended the employment agreement with Dan Bates, CEO. The amendment extended the term of his agreement from three years commencing May 27, 2020 to expire on May 27, 2025. In addition, Mr. Bates was granted 2,000,000 shares of Series C preferred convertible stock.

On March 12, 2021, the Company amended its Articles of Incorporation to change its name from Byzen Digital Inc. to Clean Vision Corporation.

Subsequent to December 31, 2020, the Company redeemed 50,000 shares of the Series A preferred stock from 100Bio for $50,000.

Subsequent to December 31, 2020, the Company received total proceeds of $861,500 from the issuance of notes payable. All the notes were issued with a 20% - 50% original issue discount.

Subsequent to December 31, 2020, the Company received $125,000 from the issuance of a note payable. The note was issued with a $34,375 original issue discount.

The Company has entered into an at-will consulting agreement with Rachel Boulds to serve as a part-time Chief Financial Officer. Ms. Boulds is to receive $5,000 a month. On February 22, 2021, the Company granted 500,000 shares of common stock to Ms. Boulds for services.

Subsequent to December 31, 2020, the Company, granted 4,450,000 shares of common stock for services, for total non-cash compensation expense of approximately $820,000.

Subsequent to December 31, 2020 Company sold 97,200,000 shares of common stock for total cash proceeds of $1,944,000. The shares were sold at $0.02, pursuant to the Company’s Regulation A Offering Statement qualified on June 21, 2021.

Subsequent to December 31, 2020, a note holder converted $250,000 into 12,500,000 shares of common stock.

Subsequent to December 31, 2020, GW Holdings Group, LLC, converted $200,000 due to them into 10,000,000 shares of common stock.

F-15

CLEAN VISION CORPORATION (formerly BYZEN DIGITAL, INC.) CONSOLIDATED BALANCE SHEETS (unaudited)

	September 30, 2021	December 31, 2020
ASSETS		(Revised)
Current Assets:
Cash	$1,604,605	$740
Prepaid	67,500	—
Other current asset	150,000	20,000
Total Current Assets	$1,822,105	$20,740
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$14,000	$21,258
Accrued compensation	260,750	147,500
Accrued expenses	—	1,266
Convertible notes payable, net of discount of $0 and $535,746, respectively	100,000	271,715
Loan payable	14,500	114,500
Derivative liability	—	1,075,794
Advance from an officer	100	100
Liabilities of discontinued operations	67,093	67,093
Total current liabilities	456,443	1,699,226
Total Liabilities	456,443	1,699,226

Commitments and contingencies	—	—

Stockholders’ Equity (Deficit):
Preferred stock, $0.001 par value, 4,000,000 shares authorized; no shares issued and outstanding	—	—
Series A Preferred stock, $0.001 par value, 2,000,000 shares authorized; 1,850,000 and 2,000,000 shares issued and outstanding, respectively	1,850	2,000
Series B Preferred stock, $0.001 par value, 2,000,000 shares authorized; no shares issued and outstanding, respectively	—	—
Series C Preferred stock, $0.001 par value, 2,000,000 shares authorized; 2,000,000 and no shares issued and outstanding, respectively	2,000	—
Common stock, $0.001 par value, 2,000,000,000 shares authorized, 305,360,376 and 97,208,516 shares issued and outstanding, respectively	305,360	97,208
Common stock to be issued	484,159	266,299
Preferred stock to be issued	175,000	25,000
Additional paid-in capital	11,602,676	5,061,681
Accumulated deficit	(11,205,383)	(7,130,674)
Total stockholders’ equity (deficit)	1,365,662	(1,678,486)
Total liabilities and stockholders’ equity	$1,822,105	$20,740

F-16

CLEAN VISION CORPORATION (formerly BYZEN DIGITAL, INC.) STATEMENTS OF OPERATIONS (Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020
		(Revised)		(Revised)
Operating Expenses:
Officer compensation	$231,277	$167,500	$1,071,527	$272,500
Consulting	348,799	380,000	1,285,319	480,000
Professional fees	81,360	14,839	344,697	40,565
General and administration expenses	95,363	10,496	139,783	35,571
Total operating expense	756,799	572,835	2,841,326	828,636

Loss from Operations	(756,799)	(572,835)	(2,841,326)	(828,636)

Other expense:
Interest expense	(245,702)	(337,183)	(1,102,408)	(337,183)
Early payment penalty	(84,625)	—	(84,625)	—
Loss on issuance of derivative	—	(1,963,260)	—	(1,963,260)
Change in fair value of derivative	—	695,926	(46,350)	695,926
Total other expense	(330,327)	(1,604,517)	(1,233,383)	(1,604,517)

Net loss before provision for income tax	(1,087,126)	(2,177,352)	(4,074,709)	(2,433,153)
Provision for income tax expense	—	—	—	—

Net loss	$(1,087,126)	$(2,177,352)	$(4,074,709)	$(2,433,153)

Basic and fully diluted loss per share	$(0.00)	$(0.00)	$(0.03)	$(0.00)

Weighted average shares outstanding—basic and diluted	115,204,429	85,787,637	109,010,083	92,188,736

The accompanying notes are an integral part of these unaudited consolidated financial statements.

F-17

CLEAN VISION CORPORATION (formerly BYZEN DIGITAL, INC.) CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT For the Three and Nine Months Ended September 30, 2020 and 2021 (unaudited)

	Common Stock		Additional paid	Common Stock To be	Accumulated
	Shares	Amount	in Capital	Issued	Deficit	Total
Balance, December 31, 2019	103,408,516	$103,408	$3,278,556	$446,125	$(4,709,741)	$(881,652)
Cancellation of common stock	(20,000,000)	(20,000)	20,000	—	—	—
Net loss	—	—	—	—	(52,500)	(52,500)
Balance, March 31, 2020	83,408,516	83,408	3,298,556	446,125	(4,762,241)	(934,152)
Common stock issued for services	2,000,000	2,000	98,000	—	—	100,000
Common stock issued for share exchange	2,500,000	2,500	22,500	—	—	25,000
Net loss	—	—	—	—	(203,301)	(203,301)
Balance, June 30, 2020	87,908,516	87,908	3,419,056	446,125	(4,965,542)	(1,012,453)
Common stock issued for services	3,800,000	3,800	651,700	(220,500)	—	435,000
Stock issued for conversion of debt	5,000,000	5,000	740,319	—	—	745,319
Net loss	—	—	—	—	(2,177,352)	(2,177,352)
Balance, September 30, 2020	96,708,516	$96,708	$4,811,075	$225,625	$(7,142,894)	$(2,009,486)

The accompanying notes are an integral part of these unaudited consolidated financial statements.

F-18

	Series A Preferred Stock		Series C Preferred Stock		Common Stock		Additional paid	Common Stock To be	Preferred Stock To be	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	In Capital	Issued	Issued	Deficit	Total
Balance, December 31, 2020	2,000,000	$2,000	—	$—	97,208,516	$97,208	$5,061,681	$266,299	$25,000	$(7,130,674)	$(1,678,486)
Redemption of preferred	(50,000)	(50)	—	—	—	—	50	—	—	—	—
Stock issued for services – related party	—	—	2,000,000	2,000	—	—	357,800	102,950	—	—	462,750
Stock issued for services	—	—	—	—	3,250,000	3,250	652,340	146,930	150,000	—	952,520
Conversion of debt	—	—	—	—	26,449,210	26,449	1,843,121	—	—	—	1,869,570
Net loss	—	—	—	—	—	—	—	—	—	(2,376,080)	(2,376,080)
Balance, March 31, 2021	1,950,000	1,950	2,000,000	2,000	126,907,726	126,907	7,914,992	516,179	175,000	(9,506,754)	(769,726)
Stock issued debt	—	—	—	—	12,500,000	12,500	237,500	—	—	—	250,000
Stock issued for cash	—	—	—	—	12,500,000	12,500	237,500	250,000	—	—	500,000
Net loss	—	—	—	—	—	—	—	—	—	(611,503)	(611,503)
Balance, June 30, 2021	1,950,000	1,950	2,000,000	2,000	151,907,726	151,907	8,389,992	766,179	175,000	(10,118,257)	(631,229)
Stock issued for conversion of debt	—	—	—	—	27,452,650	27,453	721,634	—	—	—	749,087
Stock issued for cash	—	—	—	—	125,000,000	125,000	2,375,000	(250,000)	—	—	2,250,000
Stock issued for services	—	—	—	—	500,000	500	13,500	56,000	—	—	70,000
Stock issued for services – related party	—	—	—	—	500,000	500	102,450	(88,020)	—	—	14,930
Redemption of preferred	(100,000)	(100)	—	—	—	—	100	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	—	(1,087,126)	(1,087,126)
Balance, September 30, 2021	1,850,000	$1,850	2,000,000	$2,000	305,360,376	$305,360	$11,602,676	$484,159	$175,000	$(11,205,383)	$1,365,662

F-19

CLEAN VISION CORPORATION (formerly BYZEN DIGITAL, INC.) CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	For the Nine Months Ended September 30,
	2021	2020
Cash Flows from Operating Activities:		(Revised)
Net loss	$(4,074,709)	$(2,433,153)
Adjustments to reconcile net loss to net cash used by operating activities:
Stock issued for services	916,770	480,000
Stock issued for acquisition	—	25,000
Stock issued for services – related party	581,430	55,000
Debt discount amortization	1,380,250	337,183
Early payment penalty	84,625	—
Loss on issuance of derivatives	—	1,963,260
Change in fair value of derivative	46,350	(695,926)
Changes in operating assets and liabilities:
Prepaid	(47,500)	—
Other asset	(150,000)	—
Accounts payable	(7,258)	38,061
Accruals	10,657	—
Accrued compensation	113,250	180,000
Net cash used by operating activities	(1,146,135)	(50,575)

Cash Flows from Investing Activities:	—	—

Cash Flows from Financing Activities:
Proceeds from convertible notes payable	1,469,000	—
Payments on convertible notes payable	(1,469,000)	—
Proceeds from the sale of common stock	2,750,000	—
Proceeds from notes payable	—	52,000
Cash advance – related party	—	100
Net cash provided by financing activities	2,750,000	52,100

Net change in cash	1,603,865	1,525
Cash at beginning of period	740	—
Cash at end of period	$1,604,605	1,525

Supplemental schedule of cash flow information:
Interest paid	$—	$—
Income taxes	$—	$—
Supplemental non-cash disclosure:
Common stock issued for conversion of debt	$955,300	—

The accompanying notes are an integral part of these unaudited consolidated financial statements.

F-20

CLEAN VISION CORPORATION

(formerly BYZEN DIGITAL, INC.)

Notes to consolidated Financial Statements

September 30, 2021

(Unaudited)

NOTE 1 – ORGANIZATION AND NATURE OF BUSINESS

Clean Vision Corporation (the “Company”) was incorporated on September 15, 2006 in Nevada under the name Emergency Pest Services. On November 4, 2017, the Company finalized a reverse merger with Byzen Digital, Inc., a Seychelles Corporation. On March 12, 2021, the Company amended its Articles of Incorporation to change its name from Byzen Digital Inc. to Clean Vision Corporation. The Company has also received approval from FINRA to change its ticker symbol to CLNV.

Clean Vision Corporation’s scope of interest is to acquire companies operating within the clean energy and sustainable market sector. Acquisitions of strategic interest for the company include renewable energy, including wind, solar and sustainable fuels, sustainable packaging, water purification, AI technologies, and blockchain-based data collection, management, and delivery.

Clean-Seas, Inc. is Clean Vision Corporation’s first investment within its newly expanded scope. The acquisition of 100% of Clean Seas is Clean Vision Corporation’s first entrance into the clean energy space. Clean Seas has made significant progress in identifying and developing a new business model around the clean energy and waste to energy sectors. Clean Vision Corporation’s management team will incorporate the two companies into a single-minded, clean energy-focused entity.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company’s unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Concentrations of Credit Risk

We maintain our cash in bank deposit accounts, the balances of which at times may exceed federally insured limits. We continually monitor our banking relationships and consequently have not experienced any losses in our accounts. We believe we are not exposed to any significant credit risk on cash.

Cash equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents for the nine months ended September 30, 2021 or the year ended December 31, 2020.

Principles of Consolidation

The accompanying consolidated financial statements for the three and nine months ended September 30, 2021, include the accounts of the Company and its wholly owned subsidiary, Clean-Seas, Inc.

Stock-based Compensation

In June 2018, the FASB issued ASU 2018-07, Compensation – Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. ASU 2018-07 allows companies to account for nonemployee awards in the same manner as employee awards. The guidance is effective for fiscal years beginning after December 15, 2018, and interim periods within those annual periods. We adopted this ASU on January 1, 2019. The adoption of ASU 2018-07 did not have a material impact on our consolidated financial statements.

F-21

Fair value of financial instruments

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1: Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2: Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3: Pricing inputs that are generally unobservable inputs and not corroborated by market data.

The carrying amount of the Company’s financial assets and liabilities, such as cash, prepaid expenses and accrued expenses approximate their fair value because of the short maturity of those instruments. The Company’s notes payable amates the fair value of such instruments as the notes bear interest rates that are consistent with current market rates.

The following table classifies the Company’s asset measured at fair value on a recurring basis into the fair value hierarchy as of September 30, 2021:

Description	Level 1	Level 2	Level 3
Derivative	$—	$—	$—
Total	$—	$—	$—

The following table classifies the Company’s liabilities measured at fair value on a recurring basis into the fair value hierarchy as of December 31, 2020:

Description	Level 1	Level 2	Level 3
Derivative	$—	$—	$1,075,794
Total	$—	$—	$1,075,794

Recently issued accounting pronouncements

The Company has implemented all new applicable accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

NOTE 3 - GOING CONCERN

The accompanying unaudited consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has an accumulated deficit of $11,205,383 at September 30, 2021 and had a net loss of $4,074,709 (approximately $3,009,000 is non-cash expense related to derivatives and stock compensation) for the nine months ended September 30, 2021. The Company’s ability to raise additional capital through the future issuances of common stock and/or debt financing is unknown. The obtainment of additional financing, the successful development of the Company’s contemplated plan of operations, and its transition, ultimately, to the attainment of profitable operations are necessary for the Company to continue operations. These conditions and the ability to successfully resolve these factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements of the Company do not include any adjustments that may result from the outcome of these aforementioned uncertainties.

F-22

Management plans to continue to implement its business plan and to fund operations by raising additional capital through the issuance of debt and equity securities. The Company’s existence is dependent upon management’s ability to implement its business plan and/or obtain additional funding. There can be no assurance that the Company’s financing efforts will result in profitable operations or the resolution of the Company’s liquidity problems. Even if the Company is able to obtain additional financing, it may include undue restrictions on our operations in the case of debt or cause substantial dilution for our stockholders in the case of equity financing.

NOTE 4 – ACQUISITION

Effective October 1, 2020, the Company acquired a 51% controlling interest in the sustainable packaging company, 100BIO, LLC. 100BIO. Pursuant to the terms of the agreement 100BIO agreed to exchange newly issued membership units representing a 51% ownership in 100BIO in exchange for 2,000,000 shares of the Series A Redeemable Preferred Stock of the Company. Commencing on the first day of the month immediately following the date when the Company has received $1,000,000 in net proceeds from the first public offering of its securities (the “Public Offering”) and on the first day of each three month anniversary thereafter, the Company can redeem 25% during the applicable three month period up to 250,000 shares of the Series A Preferred Stock, at a price payable in cash equal to $1.00 per share until all of the shares of the Series A Preferred Stock have been redeemed. The company has repurchased 50,000 shares of the Series A Redeemable Preferred Stock. As of the date of this report, the Company has concluded that the business of 100BIO does not fit with its business plan. The Company had no substantive transactions with 100Bio and never consolidated its financial statements. Accordingly, the Company plans to either shut down the business or dispose of its interest in 100BIO. The Company and 100Bio are still finalizing a settlement agreement. It is anticipated that the agreement will provide for the return of the remaining shares of Series A Redeemable Preferred stock and an equity position in 100Bio for the $150,000 that was advanced to them for operating costs.

NOTE 5– LOAN PAYABLE

As of December 31, 2020, a third party loaned the Company a total of $114,500. The loan was used to cover general operating expenses, is non-interest bearing and due on demand. During the nine months ended September 30, 2021, the Company repaid $100,000 of the loan, for a balance due of $14,500 as of September 30, 2021.

NOTE 6 – CONVERTIBLE NOTES

On August 7, 2020, 2142723 Alberta, Ltd. (“Alberta”) purchased accrued payables from their respective holders in the total amount of $947,461. The Company agreed to a Settlement Agreement with Alberta in which it will issue shares of common stock sufficient to satisfy the liability at a discounted conversion price, equal to the lesser of $0.05 per share or the lessor of 50% of the lowest trading price in the twenty days preceding the conversion request. On August 19, 2020, Alberta converted $250,000 into 5,000,000 shares of common stock. As of December 31, 2020, the balance on this note is $697,461. During the nine months ended September 30, 2021, the balance due on this note was converted in full into 13,949,210 shares of common stock.

On November 25, 2020, the Company executed a Convertible Promissory Note for $110,000 with Greentree Financial Group, Inc (“Greentree”). The Note was issued to fund the service fee per a consulting agreement with Greentree. The note bear interest at 12% and matures on November 25, 2021. The Note is convertible into shares of common stock at 50% of the average of the lowest three trades in the twenty days prior to conversion. During the nine months ended September 30, 2021, Greentree advances the Company $11,500 to pay an outstanding invoice for professional fees. During the nine months ended September 30, 2021, this loan was repaid in full.

A summary of the activity of the derivative liability for the notes above is as follows:

Balance at December 31, 2019	—
Increase to derivative due to new issuances	3,064,406
Decrease to derivative due to conversion	(495,319)
Derivative loss due to mark to market adjustment	(1,493,293)
Balance at December 31, 2020	$1,075,794
Increase to derivative due to new issuances	—
Decrease to derivative due to conversion	(1,122,144)
Derivative loss due to mark to market adjustment	46,350
Balance at September 30, 2021	$—

F-23

During the nine months ended September 30, 2021, the Company received total proceeds of $1,469,000 from the issuance of notes payable. All the notes were issued with a 20% - 50% original issue discount. During the nine months ended September 30, 2021, the Company repaid or converted to common stock all but $100,000. As of September 30, 2021, the total amount due is $100,000.

NOTE 7 – RELATED PARTY TRANSACTIONS

As of September 30, 2021 and December 31, 2020, the Company owed Chris Percy, President and CCO, 130,750 and $87,500, respectively, for accrued compensation.

As of September 30, 2021 and December 31, 2020, the Company owed Erfran Ibrahim, CTO, $60,000 and $0, respectively, for accrued compensation. On February 1, 2021, the Company granted 20,000 shares of common stock to Mr. Ibrahim for services. The shares were valued at $0.14, the losing stock price on the date of grant, for total non-cash expense of $2,800. On September 30, 2021, the Company granted 160,000 shares of common stock to Mr. Ibrahim for services. The shares were valued at $0.10, the losing stock price on the date of grant, for total non-cash expense of $14,930. As of September 30, 2021, the shares have not yet been issued by the transfer agent and are disclosed as common stock to be issued.

As of September 30, 2021 and December 31, 2020, the Company owed Dan Bates, CEO, $70,000 and $45,000, respectively, for accrued compensation. In addition, Mr. Bates, loaned the Company $100 to be used to open the Company’s bank account.

On February 21, 2021, the Company amended the employment agreement with Dan Bates, CEO. The amendment extended the term of his agreement from three years commencing May 27, 2020 to expire on May 27, 2025. In addition, Mr. Bates was granted 2,000,000 shares of Series C preferred convertible stock for total non-cash stock compensation expense of $359,800.

The Company has entered into an at-will consulting agreement with Rachel Boulds to serve as a part-time Chief Financial Officer. Ms. Boulds is to receive $5,000 a month. On February 22, 2021, the Company granted 500,000 shares of common stock to Ms. Boulds for services. The shares were valued at $0.2059, the losing stock price on the date of grant, for total non-cash expense of $102,950.

NOTE 8 – COMMON STOCK

The Company amended its Articles of Incorporation, effective June 29, 2021, to increase its authorized shares of common stock to 2,000,000,000.

During the nine months ended September 30, 2021, the Company, granted 5,129,358 shares of common stock for services, for total non-cash compensation expense of $869,720. As of September 30, 2021, 1,399,358 shares have not yet been issued by the transfer agent; therefore $200,130 has been credited to common stock to be issued.

During the nine months ended September 30, 2021, the Company sold 137,500,000 shares of common stock for total cash proceeds of $2,750,000. The shares were sold at $0.02, pursuant to the Company’s Regulation A Offering Statement qualified on June 21, 2021.

During the nine months ended September 30, 2021, the Company issued 66,401,860 shares of common stock for conversion of approximately $1,641,000 of debt.

Refer to Note 7 for shares issued to related parties.

F-24

NOTE 9 – PREFERRED STOCK

The Company is authorized to issue 10,000,000 shares of Preferred Stock at $0.001 par value per share of which 1,000,000 shares are designated as Convertible Series A Stock. The Series A Preferred Stock does not bear a dividend or have voting rights and is not convertible into shares of our Common Stock.

Series A Redeemable Preferred Stock

On September 21, 2020, the Company created a series of Preferred Stock designating 2,000,000 shares as Series A Redeemable Preferred Stock. The Series A Redeemable Preferred Stock is owned by the Company’s 51% subsidiary, 100BIO, LLC (Note 5) and ranks senior to the Company’s Common Stock upon the liquidation, dissolution or winding up of the Company. The Series A Preferred Stock does not bear a dividend or have voting rights and is not convertible into shares of our Common Stock.

Series B Preferred Stock

On December 14, 2020, the Company designated 2,000,000 shares of its authorized preferred stock as Series B convertible, non-voting preferred Stock. The Series B Preferred Stock does not bear a dividend or have voting rights. The Series B Preferred Stock will automatically be converted on January 1, 2023 into shares of common stock at the rate of 10 shares of Common Stock for each share of Preferred Stock. Holders of our Series B Preferred Stock have anti-dilution rights protecting their interests in the Company from the issuance of any additional shares of capital stock (such as the issuance of shares of Common Stock pursuant to this Offering) for a two year period following conversion of the Preferred Stock calculated at the rate of 20% on a fully diluted basis.

On December 17, 2020, the Company entered into a three-year consulting agreement with Leonard Tucker LLC. Per the terms of the agreement, Leonard Tucker LLC will receive 2,000,000 shares of Series B Preferred Stock for services provided. As of September 30, 2021, the shares of preferred stock are still issuable to Leonard Tucker LLC.

Series C Preferred Stock

On February 19, 2021, the Company amended its Articles of Incorporation whereby 2,000,000 shares of preferred stock were designated Series C Convertible Preferred Stock. The holders of the Series C preferred stock are entitled to 100 votes and shall vote together with the holders of common stock. Each share of the Series C preferred stock is convertible in ten shares of common stock.

NOTE 10 – SUBSEQUENT EVENTS

In accordance with SFAS 165 (ASC 855-10) management has performed an evaluation of subsequent events through the date that the financial statements were issued and has determined that it does not have any material subsequent events to disclose in these unaudited consolidated financial statements.

F-25